     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1996.


                                                      REGISTRATION NO. 333-04977

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 PRE-EFFECTIVE


                                   AMENDMENT


                                     NO. 1

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                           TRANS WORLD AIRLINES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                       4512                      43-1145889
(State of Incorporation)         (Primary Standard            (I.R.S. Employer
                                    Industrial               Identification No.)
                                Classification Code
                                      Number)

                      ONE CITY CENTRE, 515 N. SIXTH STREET
                           ST. LOUIS, MISSOURI 63101
                                 (314) 589-3000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                                    Copy to:

         JEFFREY H. ERICKSON                    HOWARD E. TURNER, ESQ.
PRESIDENT AND CHIEF EXECUTIVE OFFICER          SMITH, GAMBRELL & RUSSELL
ONE CITY CENTRE, 515 N. SIXTH STREET     1230 PEACHTREE STREET, NE, SUITE 3100
      ST. LOUIS, MISSOURI 63101                 ATLANTA, GEORGIA 30309
           (314) 589-3000                           (404) 815-3500


 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agents for Service)

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /



     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/



     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                                      PROSPECTUS

                   SUBJECT TO COMPLETION DATED JULY 10, 1996


                           TRANS WORLD AIRLINES, INC.
   3,869,000 SHARES OF 8% CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

                        $193,450,000 PRINCIPAL AMOUNT OF

                8% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006


                        9,544,823 SHARES OF COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

     This Prospectus relates to the 3,869,000 shares of the 8% Cumulative Convertible Exchangeable Preferred Stock, par value $.01 per share (the "Preferred Stock"), of Trans World Airlines, Inc., a Delaware corporation ("TWA" or the "Company"), the $193,450,000 aggregate principal amount of the Company's 8% Convertible Subordinated Debentures due 2006 (the "Debentures") issuable upon exchange of the Preferred Stock and the 9,544,823 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), issuable upon conversion of the Preferred Stock or the Debentures, subject to adjustment under certain circumstances.

     The Preferred Stock was initially issued and sold on March 22 and 29, 1996 (the "Original Offering"), in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the Initial Purchasers (as defined herein) of the Preferred Stock to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act ("Rule 144A")), or in transactions complying with the provisions of Regulation S under the Securities Act ("Regulation S"). The Preferred Stock, along with the Debentures issuable upon exchange of the Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock or the Debentures, may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees, or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Registration Statement on Form S-3 of which this Prospectus is a part (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "SEC" or the "Commission") pursuant to the Company's obligations under a registration rights agreement dated as of March 22, 1996 (the "Registration Rights Agreement") among the Company and the Initial Purchasers, which was entered into in connection with the Original Offering.

     Dividends on the Preferred Stock are cumulative from the date of original issuance and payable quarterly in arrears commencing June 15, 1996 at an annual rate of 8% (equivalent to $4.00 per share per annum). The Preferred Stock has a liquidation preference of $50.00 per share, plus accrued and unpaid dividends.

     Each share of the Preferred Stock (or, if issued, each $50.00 principal amount of Debentures) may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into shares of Common Stock at a conversion price of $20.269 per share or $50.00 principal amount (equivalent to a conversion rate of approximately 2.467 shares of Common Stock for each share of Preferred Stock or $50.00 principal amount of Debentures), subject to adjustment in certain circumstances. The number of shares of Common Stock issuable upon conversion of the Preferred Stock or the Debentures is subject to possible adjustment under certain circumstances. Therefore, the number of shares of Common Stock registered hereunder may increase or decrease. See "Description of Preferred Stock -- Conversion Rights."
                                                        (Continued on next page)

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER MATTERS DISCUSSED UNDER THE CAPTION "RISK FACTORS" ON PAGE 6.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ---------------------

               THE DATE OF THIS PROSPECTUS IS             , 1996.

(Continued from cover page)


     The Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for the Debentures on any dividend date beginning on March 15, 1998 at the rate of $50.00 principal amount of Debentures for each share of Preferred Stock outstanding at the time of exchange; provided, that all accrued and unpaid dividends on the Preferred Stock to the date of exchange, whether or not earned or declared, have been paid or set aside for payment and certain other conditions are met. The Debentures, if issued, will bear interest payable semiannually and will have the terms and conditions set forth elsewhere in this Prospectus. As of March 31, 1996, the amount of the Company's Senior Indebtedness (as defined herein) aggregated approximately $1,210 million, and the amount of the trade payables and other indebtedness of the Company's subsidiaries was immaterial in amount. If issued, the Debentures will be effectively subordinated to all rights of third party creditors of the Company's subsidiaries. The Company and its subsidiaries expect from time to time to incur additional indebtedness, including, but not limited to, Senior Indebtedness. The Indenture will not prohibit or limit the incurrence of such additional indebtedness. All other obligations would rank pari passu to the Debentures, including obligations under noncancellable operating leases, advance ticket sales, and trade payables, among others, which obligations were approximately $1,926 million, $304 million and $134 million, respectively, at March 31, 1996. See "Description of Preferred Stock -- Exchange Provisions."


     The Preferred Stock may not be redeemed prior to March 15, 1999. On or after March 15, 1999, the Preferred Stock may be redeemed, in whole or in part, at the option of the Company, at the redemption prices set forth elsewhere in this Prospectus plus accrued and unpaid dividends thereon to the date fixed for redemption. See "Description of Preferred Stock -- Optional Redemption by the Company."

     Upon the occurrence of a Change in Control (as defined herein), the conversion price of the Preferred Stock will be reduced for a limited period of time in the event that the Market Value (as defined herein) of the Common Stock is less than the then prevailing conversion price, but in no event will the conversion price be lower than $11.75, subject to certain adjustments as set forth herein.

     The Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of the Preferred Stock or Debentures may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any agents or underwriters involved in the sale of the securities in respect of which this Prospectus is being delivered, along with any applicable agent's commission, dealer's purchase price or underwriter's discount, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). Furthermore, information concerning Selling Holders set forth herein may change from time to time, and the changes will be set forth in such a Prospectus Supplement.

     The Selling Holders will receive all of the net proceeds from the sale of the Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of the Preferred Stock or Debentures and will pay any and all underwriting discounts and selling commissions applicable to the sale of such securities. The Company is responsible for payment of all other expenses incident to the registration of the securities registered hereunder.

     The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them or purchases by them of such securities at a price less than the initial price to the public may be deemed to be underwriting commission for discounts under the Securities Act.


     Pursuant to the Registration Rights Agreement, the Company has also agreed to pay certain fees and expenses incident to the registration of the Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of the Preferred Stock or Debentures. It is estimated that the aggregate amount of fees and expenses payable by the Company in connection with the registration of the securities offered hereby will be approximately $267,000. The Company intends to keep the Registration Statement effective for a period of three years following the initial issuance of shares of Preferred Stock on March 22, 1996, unless the three-year holding required by Rule 144 under the Securities Act ("Rule 144") is shortened, in which case the Registration Statement will be kept effective for such shorter period.



     The Company has made application to list the Preferred Stock with the American Stock Exchange ("AMEX"). If issued, the Company will make application for listing of the Debentures with AMEX. There has not previously been any public market for the Preferred Stock or the Debentures, and there can be no assurance that an active trading market will ever develop for the Preferred Stock, or, if issued, the Debentures. The Common Stock is listed on AMEX under the symbol "TWA." On July 9, 1996, the closing sale price on AMEX for one share of Common Stock was $13.875.

     No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer of securities made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates. Neither the delivery of this Prospectus nor any sale of, or offer to sell, the securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York City, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York City, New York 10006-1881, on which the Common Stock of the Company is listed and the Company has made application to list the Preferred Stock. In addition, the Company has agreed, for so long as any of the securities offered hereby remain outstanding, to make available to any prospective purchaser or beneficial holder of such securities in connection with any sale thereof, the information required by subsection (d) of Rule 144A under the Securities Act ("Rule 144A"), until such time as the holders thereof have disposed of such securities pursuant to an effective registration statement filed by the Company.



     This Prospectus contains summaries believed to be accurate and complete in all material respects of material terms of certain agreements; however, in each such case, reference is made to the actual agreements (copies of which will be made available upon request to the Company) for complete information with respect thereto.



     This Prospectus forms a part of the Registration Statement, including all amendments (including post-effective amendments) and exhibits thereto, which the Company has filed under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information otherwise set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as part thereof. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company hereby incorporates by reference in this Prospectus (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (ii) the Company's Amendment to its Annual Report on Form 10-K for the year ended December 31, 1995, as filed on Form 10-K/A; (iii) the Company's Amendment to its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed on Form 10-Q/A; (iv) the description of the

Common Stock contained in the Company's Form 8-A dated August 1, 1995 filed under the Exchange Act, including any amendment or reports filed for the purpose of updating such description; (v) the Company's Current Report on Form 8-K filed on March 20, 1996; (vi) the Company's Current Report on Form 8-K filed on March 21, 1996; and (vii) the Company's Proxy Statement and Notice of Meeting relating to the Annual Stockholders to be held on May 21, 1996, each of which has been filed with the Commission pursuant to the requirements of the Exchange Act.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company hereby undertakes to furnish without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any and all documents incorporated herein by reference (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Corporate Secretary of Trans World Airlines, Inc., One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101, telephone (314) 589-3000.

                               PROSPECTUS SUMMARY

     This summary does not purport to be complete and is qualified in its entirety by reference to the detailed information and consolidated financial statements appearing elsewhere in this Prospectus or incorporated by reference herein. Terms not defined in this summary are defined elsewhere herein.


     TWA is the seventh largest U.S. air carrier (based on 1995 revenue passenger miles ("RPMs") and available seat miles ("ASMs")), whose primary business is transporting passengers, cargo and mail. During 1995, the Company carried more than 21.7 million passengers and flew approximately 25.1 billion RPMs. As of June 30, 1996, TWA provided regularly scheduled jet service to 90 cities in the United States, Mexico, Europe, the Middle East, Canada and the Caribbean and operated a fleet of 187 jet aircraft.



     TWA's North American operations have a primarily domestic hub in St. Louis at Lambert International Airport ("St. Louis") and a domestic-international hub at New York's John F. Kennedy International Airport ("JFK"). TWA is the predominant carrier at St. Louis, with approximately 360 scheduled daily departures and an approximately 71% share of airline passenger enplanements in St. Louis in 1995. Given its location in the center of the U.S., St. Louis is well-suited to function as an omni-directional hub for both north-south and east-west transcontinental traffic. Therefore, TWA believes it can offer more frequencies and connecting opportunities to many travelers in its key Midwestern markets than competing airlines.


     TWA's international operations are concentrated at JFK, where TWA has a hub system designed to provide domestic feed traffic for its transatlantic service. JFK is the industry's largest international gateway from North America. The Company focuses its international operations on business markets that it believes can support non-stop service.


     In addition, the Company operates Getaway Vacations, a tour packager offering leisure travel products and services. The Company also provides contract maintenance services to a number of other companies, principally airlines and aircraft lessors, as well as the U.S. Government. Substantially all airframe and engine maintenance on the Company's fleet is performed by TWA employees at TWA facilities.


     In March 1996, the Company issued and sold the Preferred Stock in the Original Offering. After deducting discounts, commissions and estimated expenses, the net proceeds of the Original Offering were approximately $186.2 million. The Company has used a portion of such proceeds to exercise its option to redeem the Company's outstanding 12% Cumulative Preferred Stock, $.01 par value per share (the "12% Preferred Stock"). On April 26, 1996 (the "Redemption Date"), the Company made payment of an aggregate redemption amount of $84.9 million at the offices of American Stock Transfer & Trust Company ("AST"), the stock transfer agent for the 12% Preferred Stock. Upon proper presentation and surrender of certificates evidencing shares of 12% Preferred Stock, AST will pay record holders of 12% Preferred Stock a redemption price per share equal to $75.00, plus $2.8667 in accrued dividends to and including the Redemption Date. Since the Redemption Date, the 12% Preferred Stock has been deemed to be no longer outstanding, and holders of 12% Preferred Stock have no rights as stockholders of the Company (except the right to receive from the Company any monies payable upon redemption without interest thereon).

     TWA is a Delaware corporation organized in 1978 and is the successor to the business of its predecessor corporation, Transcontinental & Western Air, Inc., originally formed in 1934. The Company's principal executive offices are located at One City Centre, 515 N. Sixth Street, St. Louis, Missouri 63101 and its telephone number is (314) 589-3000.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing any of the securities offered hereby.


     Certain statements made in this Prospectus relating to plans, conditions, objectives and economic performance go beyond historical information and may provide an indication of future results. To that extent, they are forward-looking statements within the meaning of Section 21E of the Exchange Act, and each of them is therefore subject to risks, uncertainties, and assumptions that could cause actual results to differ from those in the forward-looking statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may very materially from those anticipated, estimated or projected. Some of the uncertainties that might adversely impact TWA's future results of operations include, but are not limited to, the "Risk Factors" described below.


COMPANY RELATED CONSIDERATIONS

  Substantial Indebtedness; Future Capital Requirements; Liquidity


     During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 (the " '93 Reorganization") and the second in 1995 (the " '95 Reorganization"). Pursuant to the '95 Reorganization, the Company improved its financial condition and operating performance by, among other things, reducing labor and other operating and financing costs, rescheduling debt payments, recapitalizing the Company's equity securities and certain of its debt, revising the Company's route structure to capitalize further on its strength in St. Louis and developing enhanced marketing systems. As a result of the '95 Reorganization, the Company eliminated approximately $500 million in face amount (approximately $300 million book value) of debt from its balance sheet. In addition, the maturity of the Company's indebtedness with certain entities affiliated with Mr. Carl C. Icahn was extended from January 8, 1995 to January 8, 2001, and the Company negotiated an aggregate of approximately $91 million of aircraft lease and conditional sale agreement deferrals for various periods of time, with a weighted average life of approximately two years.



     Notwithstanding the Company's '93 and '95 Reorganizations, the Company remains highly leveraged and has and will continue to have significant debt service obligations. See Note 7 to the Company's 1995 consolidated financial statements incorporated by reference in this Prospectus (including the notes thereto, the "1995 Consolidated Financial Statements") and the Company's condensed consolidated financial statements for the three months ended March 31, 1996 (including the notes thereto the "1996 Interim Consolidated Financial Statements") incorporated by reference herein, together referred to herein as the "Consolidated Financial Statements." As of March 31, 1996, the Company's ratio of long-term debt and capital leases (including current maturities) to shareholders' equity was 2.5 to 1. As of March 31, 1996, the Company's total long-term debt and capital leases (including current maturities) was $1,102 million. In addition, at December 31, 1995 (as adjusted to reflect new leases entered into through March 31, 1996), TWA's estimated minimum payment obligations under noncancellable operating leases were approximately $225 million for 1996 and approximately $1,701 million for periods thereafter.



     The degree to which the Company is leveraged could have important consequences to holders of the securities offered hereby, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Company's indebtedness, thereby reducing the funds available to the Company for its operations and to pay dividends on its equity securities; and (iii) such indebtedness contains restrictive and other covenants, which, if not complied with, may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. See "-- Uncertainties Related to Icahn Loans" for a description of an alleged default under a loan agreement of the Company which could result in a cross-default under substantially all of the Company's other indebtedness and leases and which would otherwise have a material adverse effect on the Company.

     TWA's 1996 capital expenditures are currently anticipated to total approximately $120 million, including approximately $75 million for flight equipment related expenditures (e.g., progress payments for aircraft and the purchase of aircraft engines and parts). In February 1996, TWA executed definitive agreements providing for the operating lease of 10 new Boeing 757 aircraft to be delivered in 1996 and 1997. Although individual aircraft rentals escalate over the terms of the leases, annual aggregate rental obligations are estimated to average approximately $51 million over the lease terms after all 10 aircraft have been delivered. These aircraft have an initial lease term of 10 years. The Company also entered into an agreement in February 1996, with The Boeing Company ("Boeing"), for the purchase of 10 new Boeing 757 aircraft with deliveries in February 1997 through May 1999. The Company also acquired the right, subject to certain conditions, to purchase up to 20 additional Boeing 757 aircraft. The estimated purchase price for the firm order aircraft and related spare parts and equipment is $550 million, including an estimate for the price escalation factor. The Company has secured financing commitments from engine and airframe manufacturers for approximately $420 million of the purchase price of the aircraft and related spare parts and equipment. For certain information regarding other aircraft purchase agreements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference. In addition, the Company is currently negotiating, but has not concluded, an agreement to extend the leases on 28 DC-9-30 aircraft operated by the Company and to increase the rent payable thereunder to finance the acquisition at an aggregate cost of approximately $49 million of hush-kits for installation on such aircraft to enable them to meet the Stage 3 noise requirements of the Airport Noise and Capacity Act of 1990 (the "Noise Act"). The Noise Act provides, with certain exceptions, that no person may operate large civilian turbo-jet aircraft in the U.S. after December 31, 1999 that do not comply with Stage 3 noise levels. Stage 3 is a designation of the Federal Aviation Administration (the "FAA") for the quietest commercial aircraft. As of March 31, 1996, the Company had purchased eight hush-kits at a cost of $13.6 million with internal funds.



     TWA's consolidated cash and cash equivalents at March 31, 1996 was approximately $374.7 million. The Company's cash balances were subsequently reduced as a result of the April 26, 1996 payment of approximately $84.9 million in connection with the redemption of the Company's then outstanding 12% Preferred Stock.


     TWA has no unused credit lines and must satisfy all of its working capital and capital expenditure requirements from cash provided by operating activities, from external capital sources or from the sale of assets. Substantially all of TWA's strategic assets, including its owned aircraft, ground equipment, slots and overhaul facilities, have been pledged to secure various issues of outstanding indebtedness of the Company. Sales of such assets which are not replaced would, under the terms of applicable financing agreements, generally require payment of the indebtedness secured thereby, which indebtedness in many cases would likely exceed the immediately realizable value of such assets. TWA has relatively few non-strategic assets which it could monetize, substantially all of such assets being subject to various liens and security interests which would restrict and/or limit the ability of TWA to realize any significant proceeds from the sale thereof. To the extent that the Company's access to capital is constrained, the Company may not be able to make certain capital expenditures or implement certain other aspects of its strategic plan, and the Company may therefore be unable to achieve the full benefits expected therefrom.


     Based on recent analyses, the Company presently estimates that it has, for federal income tax purposes, net operating loss carryforwards ("NOLs") amounting to approximately $400 million, which expire in 2008 through 2010 if not utilized before then to offset taxable income. The determination of the amount of such NOLs involves numerous complex issues which may be subject to differing interpretations. Such NOLs are subject to examination by the Internal Revenue Service (the "IRS") and thus are subject to adjustment or disallowance resulting from any such IRS examination. Section 382 of the Internal Revenue Code of 1986, as amended, and regulations issued thereunder (the "Code") imposes limitations on the ability of corporations to use NOLs, if the corporation experiences a more than 50% change in ownership during certain periods. As a result of such a change in ownership caused by the '95 Reorganization, the Company's use of its NOLs will, depending upon certain elections to be made by the Company, either be substantially restricted (to approximately $14 million annually) or reduced (by approximately $45 million) in future periods. Any future ownership change may result in the imposition of a significantly lower annual limitation on the Company's utilization of NOLs and extend the period over which any benefits are realized therefrom. Moreover, if the Company elects to reduce its NOLs rather than to apply the $14 million annual limitation described above and if another ownership change were to occur during the two-year period following the '95 Reorganization, the annual limitation on the Company's use of its existing NOLs would be reduced to zero. The Company believes that no ownership change will occur as a result of this offering. There can be no assurance, however, that this offering will not be a contributing factor to an ownership change or that an unrelated ownership change will not occur in the future. For the foregoing reasons, prospective purchasers of the shares of Common Stock offered hereby should not assume the amount of or unrestricted availability of the Company's currently existing NOLs, if any, in making their investment decisions. For financial reporting purposes, the tax benefits from substantially all of the tax net operating loss carryforwards will, to the extent realized in future periods, have no impact on the Company's operating results, but instead be applied to reduce reorganization value in excess of amounts allocable to identifiable assets.



     The Company's long-term viability as well as its ability to meet its existing debt and lease obligations and future capital commitments, as well as to make scheduled dividend payments to the holders of the Preferred Stock (or interest payments to the holders of the Debentures, if issued), depend upon the Company's financial and operating performance, which in turn are subject to, among other things, prevailing economic conditions and to certain other financial, business and other factors beyond the Company's control. Although the Company's cash flow from its operations subsequent to the '95 Reorganization is anticipated to be sufficient in the foreseeable future to meet the Company's debt service and lease obligations and to pay dividends on the Preferred Stock (or interest on the Debentures, if issued), there can be no assurance that the Company's operating results will continue to be sufficient to do so.



  Prior Operating Losses and Future Uncertainties Relating to Results of Operations



     As with other companies, TWA's long-term viability depends on its ability to achieve and maintain profitable operations. The airline industry and the Company have both experienced significant losses in recent periods. For example, for the combined 12-month period ended December 31, 1993 and the year ended December 31, 1994, the Company experienced net losses totaling $451.8 million and $435.8 million, respectively (excluding extraordinary gains related to the '93 Reorganization), and operating losses totaling $284.0 million and $279.5 million, respectively (including special and nonrecurring charges of $175.1 million in 1994). The Company reported a net loss of $368.4 million for the combined 12-month period ended December 31, 1995 (excluding extraordinary gains related to the '95 Reorganization), while reporting an operating profit of $25.1 million (including $58.0 million of non-cash expense relating to the distribution of stock to employees as part of the '95 Reorganization), representing the Company's first operating profit since 1989. The Company also reported a net loss of $37.1 million for the first quarter of 1996, representing an $85.7 million improvement over the same period of 1995, and a $22.1 million reduction in its operating loss in the first quarter of 1996 ($54.2 million) as compared to the prior year. The Company has taken a number of actions intended to continue to improve future profitability, although there can be no assurance that the Company's future operations will be profitable.



     TWA has historically experienced significant variations in annual operating revenues and operating expenses and expects such variations to continue. While numerous uncertainties concerning the level of revenues and expenses always exist, the nature of such uncertainties is constantly changing, and the Company is unable to predict the potential impact of any of such uncertainties upon its results of operations. Among the uncertainties that might adversely impact TWA's future results of operations are: (i) competitive pricing and scheduling initiatives; (ii) competitive flights added by competing airlines; (iii) increases in operating costs, including the cost of fuel; (iv) reduced levels of air passenger traffic resulting from war, threat of war, international terrorism or changes in the economy; (v) governmental limitations on the ability of TWA to service certain airports and/or foreign markets as a result of noise abatement practices or regulations imposed on carriers operating at such airports; (vi) current and future regulatory requirements requiring additional capital expenditures with respect to, among other things, noise abatement; and (vii) the possible reduction in yield due to a discount ticket program entered into between the Company and Karabu Corporation

("Karabu"), a Delaware corporation controlled by Mr. Carl C. Icahn, in connection with the '95 Reorganization. See "-- Uncertainties Related to Icahn Loans."



  Uncertainties Related to Icahn Loans



     The Company and Karabu are parties to an eight-year Karabu Ticket Program Agreement (the "Ticket Agreement"). Tickets sold by the Company to Karabu pursuant to the Ticket Agreement are priced at levels intended to approximate current competitive discount fares available in the airline industry. TWA believes that applicable provisions of the Ticket Agreement do not allow Karabu to market or sell such tickets through travel agents to the general public. Karabu, however, has been marketing tickets through travel agents. TWA has demanded that Karabu cease doing so, and Karabu has stated that it disagrees with the Company's interpretation concerning sales through travel agents. In December 1995, the Company filed a lawsuit against Karabu, Mr. Icahn and certain affiliated companies seeking damages and to enjoin further violations of the Ticket Agreement. Mr. Icahn countered by threatening to file his own lawsuit and to declare a default on the financing of up to $200 million provided to TWA by Karabu in connection with the '93 Reorganization (the "Icahn Loans"), which financing is secured by receivables and certain flight equipment pledged under a security agreement (the "Karabu Security Agreement") with State Street Bank and Trust Company of Connecticut N.A., as security trustee (the "Security Trustee"). Mr. Icahn's position was based upon a variety of claims related to his interpretations of the Karabu Security Agreement as well as certain alleged violations of the Ticket Agreement by the Company. A violation of the Ticket Agreement by the Company could result in a cross-default under the Icahn Loans. An Event of Default (as defined in the Icahn Loans), if resulting in an acceleration of the indebtedness due thereunder, would constitute a default under the instruments governing the Company's other indebtedness and certain leases and would have a material adverse effect on the Company. Mr. Icahn has also alleged independent violations of the Icahn Loans, including, among other things, that the Company has not been maintaining, in accordance with the terms of the Karabu Security Agreement, certain aircraft which TWA has retired from service and stored and which are pledged as security for the Icahn Loans. To endeavor to eliminate this issue from the various disputes with Mr. Icahn and his affiliates, the Company has deposited an amount equal to the appraised fair market value of such aircraft with the Security Trustee and requested the release of the liens on such aircraft. To date, the Security Trustee has not released such liens. In addition, Mr. Icahn has asserted that the approval of the Security Trustee is required for any modification to the FAA-approved maintenance program affecting aircraft pledged as security under the Karabu Security Agreement. The parties negotiated a series of standstill agreements, pursuant to which TWA's original lawsuit was withdrawn, while the Company and Mr. Icahn endeavored to negotiate a settlement of their differences and respective claims. The final extension of such a standstill expired on March 20, 1996.



     On March 20, 1996, the Company filed a Petition (the "TWA Petition") commencing a lawsuit against Mr. Icahn, Karabu and certain other entities affiliated with Icahn (collectively, the "Icahn Defendants"). The TWA Petition, which is pending in the Circuit Court for St. Louis County, Missouri, alleges that the Icahn Defendants are violating the Ticket Agreement and otherwise tortiously interfering with the Company's business expectancy and contractual relationships by, among other things, marketing and selling tickets purchased under the Ticket Agreement to the general public through travel agents. The TWA Petition seeks a declaratory judgment finding that the Icahn Defendants have violated the Ticket Agreement, and also seeks liquidated, compensatory and punitive damages, in addition to the Company's costs and attorneys fees. The Company believes the allegations contained in the TWA Petition are meritorious.



     Also on March 20, 1996, TWA was named as a defendant in a complaint (the "Icahn Complaint") filed by Karabu and certain other affiliates of Mr. Icahn (the "Icahn Entities"). The Icahn Complaint alleges, among other things, that the Company has violated certain federal antitrust laws, breached the Ticket Agreement and interfered with certain existing and prospective commercial relations of the Icahn Entities. The Icahn Complaint is based upon an interpretation by Mr. Icahn and the Icahn Entities that the Ticket Agreement permits sales of tickets to the general public through travel agents and upon certain actions the Company has taken to mitigate the adverse effects of the Icahn Entities' ongoing marketing and sales of tickets to the general public through travel agents. The Icahn Complaint seeks injunctive relief and actual and punitive monetary damages, as well as the Icahn Entities' costs of litigation. On June 13, 1996, following

TWA's filing of a motion to dismiss the Icahn Complaint, the Icahn Entities amended the Icahn Complaint to delete the federal antitrust claims and to add new allegations and theories with respect to claimed violations of the federal antitrust laws and the Lanham Act (the "Amended Icahn Complaint"). The Company believes it has meritorious defenses to the allegations contained in the Amended Icahn Complaint and intends to defend itself vigorously against such allegations.



     On June 6, 1996, Karabu forwarded a letter to TWA advising the Company of Karabu's possible intention to instruct the Pension Benefit and Guaranty Corporation (the "PBGC") to require the Security Trustee to give a 30 day default notice to TWA in respect of certain alleged instances of non-compliance by TWA with the provisions of the Karabu Security Agreement relating to, among other things, four Boeing 727-100 aircraft which are no longer being flown by TWA in active service and changes by TWA to the FAA-approved scheduled maintenance of such aircraft and other aircraft pledged under the Karabu Security Agreement without obtaining approval of the Security Trustee. Karabu also forwarded with such letter a draft of a proposed complaint which it threatened to file for a declaratory judgment that Karabu would be entitled to instruct the PBGC to require the Security Trustee to give TWA such notice of default. The complaint was filed in a New York state court and was served on TWA on June 28, 1996.



     On June 26, 1996, Karabu formally requested the PBGC to instruct the Security Trustee to give TWA a notice of default under the Karabu Security Agreement. On June 27, 1996, the PBGC declined to so instruct the Security Trustee, advising Karabu that the PBGC did not believe TWA was in default and, even if a default were determined to exist, any such default would be technical only and Karabu would not be harmed by any such default.



     On June 28, 1996, Karabu brought an action against the PBGC in the United States District Court for the Southern District of New York, seeking a declaratory judgment for the purpose of determining Karabu's rights with respect to the Karabu Security Agreement.



     Although the Company intends to press its claims vigorously and believes its defenses to Mr. Icahn's claims are meritorious, it is possible that Karabu's interpretation of the Ticket Agreements regarding discount ticket sales by the Icahn Defendants to the general public through travel agents could be determined, either by a court or otherwise, to be correct. In such event, unless the Company took appropriate action to mitigate the effect of such sales, the Company could suffer significant loss of revenue that could reduce overall passenger yields on a continuing basis during the term of the Ticket Agreement. In addition, although the Company believes that no default exists under the Karabu Security Agreement, any default by the Company under the Ticket Agreement or directly on the Icahn Loans which resulted in an acceleration of the Icahn Loans could result in a cross-default to substantially all of the Company's other indebtedness and leases and otherwise have a material adverse effect on the Company. As of March 31, 1996, an aggregate principal amount of $178.0 million was outstanding under the Icahn Loans.



     As of March 31, 1996, $39.9 million of tickets (representing proceeds of $22.0 million to TWA) had been sold by the Icahn Entities under the Ticket Program. At March 31, 1996, approximately $12.0 million of such proceeds had been applied to the principal balance of the Icahn Loans. The impact of future ticket sales by Icahn affiliates on the Company's results of operations, being dependent upon, among other things, the timing and volume thereof, cannot be predicted at this time.


  Age of Fleet; Noise


     At June 30, 1995, the average age of TWA's aircraft fleet was 18.9 years, making TWA's fleet one of the oldest of U.S. air carriers. As a result, TWA incurs increased overall operating costs due to the higher maintenance and other operating costs associated with older aircraft. The Company is in the process of acquiring a number of new and later model aircraft and, based upon current delivery schedules for firmly committed aircraft, TWA's composite fleet age should be reduced to slightly under 18 years at December 31, 1996. As of December 31, 1995, TWA's fleet included 101 aircraft which did not meet the noise reduction requirements under the Noise Act and must therefore be retired or substantially modified by the end of 1999. Although the Company has plans to meet the Noise Act's noise reduction requirement, there can be no assurance that such plans will be achieved. In addition, in 1990 the FAA issued several Airworthiness Directives ("ADs") mandating changes to maintenance programs for older aircraft to ensure that the oldest portion of the nation's fleet remains airworthy. Most of the Company's aircraft are currently affected by these aging aircraft ADs. During 1994 and 1995, TWA spent approximately $8.3 million to comply with aging aircraft maintenance requirements. Based on current information, TWA estimates that costs associated with complying with these aging aircraft maintenance requirements will aggregate approximately $13.0 million through the year 2000. These estimates assume that newer aircraft will replace certain of TWA's existing aircraft and that as a result, the average age of TWA's fleet will be reduced. There can be no assurance that TWA will be able to implement fully its fleet plan or that the cost of complying with aging aircraft maintenance requirements will not be significantly increased.


  Potential Dilution; Corporate Governance Provisions; Special Voting
Arrangements

     In connection with and as a precondition to the '95 Reorganization, in August and September of 1994, the Company entered into agreements amending the Company's existing collective bargaining agreements with the three unions representing an aggregate of approximately 84% of the Company's employees (the "'94 Labor Agreements"). In exchange for the concessions received in the '94 Labor Agreements, the Company, among other things, adopted an employee stock incentive program (the "ESIP") designed to permit TWA's employees to increase their level of ownership, through grants by the Company to its employees of additional shares of a special class of preferred stock (the "Employee Preferred Stock") issued to the Company's union employees and Common Stock, by up to 8% of the then outstanding Common Stock and Common Stock equivalents over a five year period commencing in July 1997 if the Common Stock is trading at certain target levels in each such year. In addition, under the ESIP the Company agreed to permit such employees to purchase, beginning in July 1997, additional shares in an aggregate amount of up to 2% of then outstanding Common Stock and Common Stock equivalents at a discount of 20% to the then market price of the Common Stock. The ESIP provides for a limited acceleration of the stock grants and purchase program in the event of a merger, consolidation or sale of all or substantially all the Company's assets or upon certain issuances of Common Stock by the Company. The ESIP will result in significant future dilution to other holders of the Common Stock.


     In 1994, the Board of Directors of the Company (the "Board of Directors" or the "Board") adopted the Company's 1994 Key Employee Stock Incentive Plan (the "KESIP") to motivate, attract and retain the services of certain key employees of the Company. The KESIP provides for the award of incentive and nonqualified stock options for up to 7% of Common Stock and Employee Preferred Stock outstanding as of December 16, 1995, subject to certain adjustments. As of May 1, 1996, 59 employees had been granted options to purchase shares of Common Stock or Employee Preferred Stock at prices ranging from $4.64 to $18.37 per share. All options granted under the KESIP have a five year life and vest at a rate of 34%, 33% and 33% on the first three anniversaries of the award date of such options. The KESIP provides for certain accelerated vesting rights in the event the recipient dies or becomes disabled or upon a change in control (as therein defined).



     In addition, as a result of provisions of the '94 Labor Agreements, the Company's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated By-laws (the "By-laws") contain provisions which allow certain corporate actions requiring board approval, including mergers, consolidations and sale of all or substantially all the assets of the Company, to be blocked by a vote of six (four union elected directors and two other directors) of the Company's fifteen directors.



  Anti-Takeover Provisions in Certificate of Incorporation and By-laws



     The Certificate of Incorporation and By-laws contain provisions which authorize the Board of Directors to issue preferred stock without stockholder approval, prohibit action by written consent of the stockholders, authorize only the chairman of the Board of Directors or a majority of the Board of Directors to call special meetings of the stockholders and require advance notice for director nominations. These provisions of the Certificate of Incorporation and By-laws, as well as federal laws limiting foreign ownership of U.S. flag carriers and the prohibition on certain business combinations contained in
Section 203 of the Delaware General Corporation Law (the "DGCL"), could have the effect of delaying, deferring or preventing a change in control or the removal of existing management. See "Certain Provisions of the Certificate of Incorporation; the By-laws and Delaware Law."


  Certain Potential Future Earnings Charges


     There are a number of uncertainties relating to agreements with employees of the Company, the resolution of which could result in significant non-cash charges to TWA's future operating results. Shares granted or purchased at a discount under the ESIP will generally result in a charge equal to the fair value of shares granted and the discount for shares purchased at the time when such shares are earned. If the ESIP's target prices for the Common Stock are realized, the minimum aggregate charge for the years 1997 to 2002 would be approximately $60 million based upon such target prices and the number of shares of Common Stock and Employee Preferred Stock outstanding at December 31, 1995. The charge for any year, however, could be substantially higher if the then market price of the Common Stock exceeds the target price for such year ($11.00, $12.10, $13.31, $14.64, $16.11 and $17.72 for the years 1997 to 2002).
Additionally, the allocation of approximately 1.1 million shares of Employee Preferred Stock issued to a trust for employees represented by the Air Line Pilots Association International ("ALPA") pursuant to the '95 Reorganization will, when allocated to individual employees so represented, result in a charge equal to the fair market value of the shares on the dates allocated. Finally, the International Association of Machinists and Aerospace Workers (the "IAM") has indicated that it does not agree with the Company's method of computing certain amounts owed to IAM represented employees relating to overtime "bonus" claims under the Company's 1992 concession agreements with its unions (the " '92 Labor Agreements"). The Company estimates its obligation to be approximately $26.3 million, and the IAM has, while not specifying an amount, indicated they believe the amount owed is significantly greater. See Notes 11 and 14 to the 1995 Consolidated Financial Statements incorporated herein by reference.


  Fresh Start Reporting

     In connection with the '95 Reorganization, the Company adopted fresh start reporting in accordance with the American Institute of Certified Public Accountants' Statement of Position 90-7 " -- Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The fresh start reporting common equity value of the Company was determined by the Company, with the assistance of its financial advisors, to be approximately $270.0 million based, in part, on assumptions as to future results of operations. The carrying value of the Company's assets does not reflect historical cost but rather reflects current values determined by the Company as of the August 23, 1995 effective date of the '95 Reorganization (including values for intangible assets such as routes, gates and slots of approximately $458.4 million). The difference between (i) the equity valuation of the Company plus the estimated fair market value of the Company's liabilities and (ii) the estimated fair market value of its identifiable assets was allocated to "reorganization value in excess of amounts allocable to identifiable assets" in the amount of approximately $839.1 million. In future periods, these intangible assets will be evaluated for recoverability based upon estimated future cash flows. If expectations are not substantially achieved, charges to future operations for impairment of these assets might be required and such charges could be material. Due to the significant adjustments relating to the '95 Reorganization and the adoption of fresh start reporting, the pre-reorganization Consolidated Financial Statements incorporated by reference in this Prospectus are not comparable to the post-reorganization Consolidated Financial Statements. A vertical black line is shown in the Consolidated Financial Statements incorporated by reference and selected financial data presented herein to separate TWA's post-reorganization Consolidated Financial Statements from its pre-'95 Reorganization Consolidated Financial Statements since they have not been prepared on a consistent basis of accounting. Similarly, the Company's Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods following the '93 Reorganization. See Note 17 to the 1995 Consolidated Financial Statements incorporated herein by reference.

  Absence of Trading Markets; Restrictions on Transfer


     Prior to the Original Offering, there was no trading market for the Preferred Stock or the Debentures, and there can be no assurance that a trading market will develop or, if one does develop, of its liquidity or whether it will be maintained. The Preferred Stock, the Debentures and the Common Stock issuable upon conversion of the Preferred Stock and the Debentures have been designated as eligible for trading in the National Association of Securities Dealers, Inc. Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. PaineWebber Incorporated and Alex. Brown & Sons Incorporated (the "Initial Purchasers") have made a market in the Preferred Stock and have informed the Company that they presently intend to make a market in the Debentures, if issued; however, they are not obligated to do so, and any such market making activity may be terminated at any time without notice. In addition, such market making activity will be subject to the limits of the Securities Act. Accordingly, the Preferred Stock (or the Debentures, if issued), and the Common Stock issuable upon conversion thereof may only be resold, pledged or transferred in accordance with the conditions set forth herein, and only (a) to the Company, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) to a person the transferor reasonably believes is a "qualified institutional buyer" as defined in Rule 144A that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S, (e) to an institutional "accredited investor" within the meaning of subparagraph (a) (1),
(2), (3) or (7) of Rule 501 under the Securities Act or (f) pursuant to another available exemption from the registration requirements of the Securities Act.



     Pursuant to the Registration Rights Agreement, the Company is required to file the Registration Statement with the Commission within 90 days of the original issuance of the Preferred Stock to register resales of the Preferred Stock, the Debentures and the underlying shares of Common Stock issuable upon conversion thereof. In addition, the Company must use its reasonable best efforts to cause the Registration Statement to become effective within 150 days from the date of such original issuance of the Preferred Stock and to keep the Registration Statement effective until three years after the date of original issuance of the Preferred Stock or, if the holding period specified in Rule 144 for such securities is shortened, such shorter period. The Company will be required to pay Liquidated Damages (as defined herein) to holders of the Preferred Stock, the Debentures or the underlying Common Stock, as applicable, under circumstances where the Registration Statement is not filed or declared effective or otherwise does not remain effective as herein provided. See "Registration Rights Agreement."


INDUSTRY RELATED CONSIDERATIONS

  Competition


     The airline industry is highly competitive both domestically and internationally. TWA competes with one or more major airlines on most of its routes (including on all routes between major cities,) and with all forms of surface transportation. Airline profit levels are highly sensitive to, and during recent years have been adversely affected by, among other things, changes in fuel costs, fare levels and passenger demand. Vigorous price competition exists, and TWA and its competitors have frequently offered sharply reduced discount fares in many markets. Airlines, including TWA, use discount fares and other promotions to stimulate traffic during normally slack travel periods, to generate cash flow and to increase relative market share in selected markets. TWA has often elected to initiate or match discount or promotional fares in certain markets in order to compete vigorously in those discounted markets or to stimulate traffic. Passenger demand and fare levels have also been affected adversely by, among other factors, the state of the economy and international events.


     The growth of the operations of low cost, low fare carriers in domestic markets represents an intense competitive challenge for the Company, which has higher operating costs than many of such low fare carriers and fewer financial resources than many of its major competitors. Many of the traditional carriers that compete with TWA have implemented, or are in the process of implementing, measures to reduce their operating costs. In addition, the Company is more highly leveraged and has significantly less liquidity than certain of its competitors, several of whom have available lines of credit, significant unencumbered assets and/or greater access to public capital markets. Accordingly, TWA may be less able than certain of its competitors to withstand a prolonged recession in the airline industry or prolonged periods of competitive pressure.


     Demand for air transportation has historically tended to mirror general economic conditions. During the most recent economic recession in the United States, the change in industry capacity failed to mirror the reduction in demand for domestic air transportation due primarily to continued delivery of new aircraft. While industry capacity has leveled off and the general economy has improved, TWA expects that the airline industry will remain extremely competitive for the foreseeable future.


  Aircraft Fuel


     Since fuel costs constitute a significant portion of the Company's operating costs (approximately 13.9% in 1995), significant increases in fuel costs would materially and adversely affect the Company's operating results. Fuel prices continue to be susceptible to, among other factors, political events and market factors beyond the Company's control, and the Company cannot predict near or longer-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. During the first quarter of 1996, the Company's per gallon cost of fuel increased approximately 21.8%, from $0.55 per gallon to $0.67 per gallon, over the same period in the prior year. During the second quarter of 1996, fuel prices decreased slightly. A one cent change in the cost per gallon of fuel (based on 1995 consumption) impacts operating expense by approximately $700,000 per month. Increases in fuel prices may have a greater proportionate and more immediate impact on TWA than many of its competitors because of the composition of its fleet and because the Company does not presently maintain substantial reserves of fuel required for its operations or otherwise hedge the cost of anticipated purchases of fuel.



     In August 1993, the United States increased taxes on fuel, including aircraft fuel, by 4.3c per gallon. Airlines were exempted from this tax increase until October 1995. Pending legislation in Congress would continue the exemption through September 30, 1997, subject to termination of the exemption on September 30, 1996 if excise taxes relating to certain aviation trust funds are not extended. These excise taxes expired on December 31, 1995 and had not, as of July 1, 1996, been extended. There can be no assurance that the continuation of the fuel tax exemption will be enacted, or of the terms under and the period for which the exemption will, if enacted, be effective. The additional fuel tax is currently being collected. The expiration of the exemption in October increased the Company's quarterly operating expenses in each of the fourth quarter of 1995 and the first quarter of 1996 by approximately $7 million. Based on TWA's 1995 fuel consumption levels, non-extension of the fuel tax exemption would increase the Company's future annual operating expenses by an estimated $28 million.


  Regulatory Matters

     The airline industry is subject to extensive federal and international government regulations relating to airline safety, security and scheduling, as well as to local, state, federal, and international environmental laws. Adoption of newly proposed regulations relating to these matters could increase the Company's cost of compliance with governmental regulations, and could therefore increase operating expenses and in some cases restrict the operations of airlines, including TWA, thereby adversely affecting TWA's results of operations.

     During the last several years, the FAA has issued a number of maintenance directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, including added requirements for aging aircraft. TWA believes, based on its current fleet, that it will incur substantial capital expenditures to comply with the aging aircraft and noise abatement regulations. The Company assumes that a number of aircraft will be retired before major aging aircraft modifications and noise compliance will be required, and required capital expenditures will vary depending upon changes in TWA's planned fleet composition. Management expects that the cost of compliance will be funded through a combination of internally generated funds and utilization of cost sharing and/or funding provisions under certain lease agreements and loan agreements. See "-- Company Related Considerations -- Substantial Indebtedness; Future Capital Requirements; Liquidity."

     Additional laws and regulations have been proposed from time to time which could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. Laws and regulations have also been considered from time to time that would prohibit or restrict the ownership and/or transfer of airline routes or takeoff and landing slots. Also, the award of international routes to U.S. carriers (and their retention) is regulated by treaties and related agreements between the United States and foreign governments which are amended from time to time. The Company cannot predict what laws and regulations will be adopted or what changes to international air transportation treaties will be effected, if any, or how they will affect TWA.


     Management believes that the Company has benefitted from the expiration on December 31, 1995 of the aviation trust fund tax (the "Ticket Tax"), which imposed certain taxes including a 10% air passenger tax on tickets for domestic flights, a 6.25% air cargo tax and a $6 per person international departure tax. Although the net amount of any such benefit directly resulting from the expiration of the Ticket Tax cannot readily be determined, reinstatement of the Ticket Tax would result in higher costs to the Company and/or, if passed on to consumers in the form of increased ticket prices, could have an adverse effect on passenger traffic, revenue and/or margins. The Company is unable to predict when or in what form the Ticket Tax may be reenacted.


                                USE OF PROCEEDS


     The Selling Holders will receive all of the net proceeds from any sale of the Preferred Stock, the Debentures issuable upon exchange of the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock or Debentures, and, accordingly, the Company will receive none of the proceeds from the sales thereof.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The selected financial data presented below relate to periods in the five year period ended December 31, 1995 and the three months ended March 31, 1996 and 1995. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements incorporated herein by reference. The consolidated financial data for the periods in the five year period ended December 31, 1995 were derived from the audited consolidated financial statements of the Company. Certain amounts have been reclassified to conform with presentations adopted in 1996.

     During the period from 1992 through 1995, TWA underwent two separate Chapter 11 reorganizations, the first in 1992-93 and the second in 1995. In connection with the '95 Reorganization, TWA has applied fresh start reporting in accordance with SOP 90-7, which has resulted in the creation of a new reporting entity for accounting purposes and the Company's assets and liabilities being adjusted to reflect fair values on August 23, 1995, the effective date of the '95 Reorganization. A description of the adjustments to the financial statements arising from the consummation of the '95 Reorganization and the application of fresh start reporting is contained in Note 17 to the 1995 Consolidated Financial Statements. For accounting purposes, the effective date of the '95 Reorganization is deemed to be September 1, 1995. Because of the application of fresh start reporting, the financial statements for periods after the '95 Reorganization are not comparable in all respects to the financial statements for periods prior to the reorganization. Similarly, the Consolidated Financial Statements for the periods prior to the '93 Reorganization are not consistent with periods subsequent to the '93 Reorganization. Accordingly, a vertical black line separates these periods. Preferred Stock dividend requirements and earnings per share of the predecessor companies have not been presented as the amounts are not meaningful.


                                                                                           REORGANIZED   PREDECESSOR  REORGANIZED
                 PRIOR PREDECESSOR COMPANY                 PREDECESSOR COMPANY               COMPANY       COMPANY      COMPANY
             ----------------------------------   --------------------------------------   ------------  -----------  -----------
                                                                                EIGHT
                  YEAR ENDED         TEN MONTHS    TWO MONTHS                   MONTHS     FOUR MONTHS      THREE MONTHS ENDED
                  DECEMBER 31,         ENDED         ENDED       YEAR ENDED     ENDED         ENDED              MARCH 31,
             ----------------------   OCTOBER     DECEMBER 31,  DECEMBER 31,  AUGUST 31,   DECEMBER 31,  ------------------------
                1991        1992      31, 1993        1993          1994         1995          1995         1995         1996
             ----------  ----------  ----------   ------------  ------------  ----------   ------------  -----------  -----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating
 revenues... $3,651,380  $3,618,661  $2,633,937     $520,821     $3,407,702   $2,218,355    $1,098,474    $  692,320   $ 782,433
Operating
  income
  (loss)
  (1).......   (362,090)   (420,432)   (255,729)     (58,251)      (279,494)      14,642        10,446       (76,261)    (54,191)
Loss before
  income
  taxes and
  extraordinary
  items
  (2).......       (513)   (314,292)   (362,620)     (88,140)      (432,869)    (338,309)      (32,268)     (122,753)    (74,278)
Provision
  (credit)
  for income
  taxes.....     10,259       3,361       1,312         (248)           960          (96)        1,370            42     (37,171)
Loss before
extraordinary
  items.....    (10,772)   (317,653)   (363,932)     (87,892)      (433,829)    (338,213)      (33,638)     (122,795)    (37,107)
Extraordinary
  items
  (3).......     45,323          --   1,075,581           --         (2,005)     140,898         3,500            --          --
Net income
  (loss)....     34,551    (317,653)    711,649      (87,892)      (435,834)    (197,315)      (30,138)     (122,795)    (37,107)
Preferred
  stock
  dividend
  requirements...                                                                                4,751         3,750      23,998
Loss
  applicable
  to common
  shares....                                                                                   (34,889)     (126,545)    (61,105)
Per share
  amounts
  (4):
Loss before
extraordinary
  items and
  special
  dividend
  requirement...                                                                            $    (1.15)                $    (.98)
Extraordinary
  items.....                                                                                       .10                        --
Special
  dividend
  requirement --
  redemption
  of 12%
  Preferred
 Stock(5)...                                                                                        --                      (.48)
Net loss....                                                                                     (1.05)                    (1.46)
Ratio of
  earnings
  to
  combined
  fixed
  charges
  and
  preferred
  stock
  dividends(6)...         --         --         --         --            --           --            --            --          --



                                                                                                             REORGANIZED
                                              PRIOR PREDECESSOR COMPANY      PREDECESSOR COMPANY               COMPANY
                                              -------------------------   -------------------------   -------------------------
                                                                  DECEMBER 31,                        DECEMBER 31,   MARCH 31,
                                              -----------------------------------------------------   ------------   ----------
                                                 1991          1992          1993          1994           1995          1996
                                              -----------   -----------   -----------   -----------   ------------   ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Cash and cash equivalents(7)................  $   260,874   $    67,885   $   187,717   $   138,531    $  304,340    $  374,715
Current assets..............................      940,761       602,007       706,462       584,765       728,523       896,108
Net working capital (deficiency)............   (1,629,612)     (316,165)     (150,744)   (1,279,457)     (111,570)     (120,791)
Flight equipment, net.......................    1,100,601       827,747       660,797       508,625       455,434       483,617
Total property and equipment, net...........    1,444,829     1,114,345       886,116       693,045       600,066       625,520
Intangible assets, net......................           --            --     1,024,846       921,659     1,275,995     1,259,859
Total assets................................    2,709,533     2,158,143     2,958,862     2,512,435     2,868,211     3,074,869
Current maturities of long-term debt and
  capital leases(8).........................    1,446,523       327,251       108,345     1,149,739       110,401       111,788
Liabilities subject to Chapter 11
  reorganization proceedings(9).............           --     2,026,895            --            --            --            --
Long-term debt, less current
  maturities(8).............................           --            --     1,053,644            --       764,031       740,129
Long-term obligations under capital leases,
  less current maturities...................      692,292            --       376,646       339,895       259,630       250,388
Shareholder's equity (deficiency)(10).......     (797,899)   (1,149,733)       18,358      (417,476)      302,855       445,633


                                                                                                          THREE MONTHS
                                                                         YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                                       ----------------------------     -----------------
                                                                        1993       1994       1995       1995       1996
                                                                       ------     ------     ------     ------     ------
AIRLINE ONLY OPERATING DATA(11):
Revenue passenger miles (millions)(12)...............................  22,664     24,906     24,902      5,369      5,847
Available seat miles (millions)(13)..................................  35,678     39,191     37,905      8,682      9,188
Passenger load factor(14)............................................    63.5%      63.5%      65.7%      61.8%      63.6%
Passenger yield (cents)(15)..........................................   11.35c     11.31c     11.39c     10.93c     11.59c
Passenger revenue per available seat mile (cents)(16)................    7.21c      7.19c      7.48c      6.76c      7.38c
Operating cost per available seat mile (cents)(17)...................    8.89c      8.27c      8.12c      8.49c      8.82c


- ---------------


 (1) Includes special charges of $138.8 million in 1994 and $1.7 million in the eight months ended August 31, 1995. For a discussion of these and other non-recurring items, see Notes 14 and 18 to the 1995 Consolidated Financial Statements.


 (2) The 1991 and 1992 results include non-recurring gains of $681.7 million and $254.6 million, respectively, from the disposition of assets. The ten months ended October 31, 1993 includes a charge of $342.4 million related to the settlement of pension obligations and income of $268.1 million related to reorganization items. The eight months ended August 31, 1995 includes charges of $242.2 million related to reorganization items.


 (3) The extraordinary items in 1991 include a net gain of $27.9 million resulting from the early extinguishment of debt, and a tax benefit of $17.4 million from the utilization of a portion of the Company's net operating loss carryforward for financial reporting purposes. The extraordinary item in 1993 represents the gain on discharge of indebtedness pursuant to the consummation of the '93 Reorganization. The extraordinary item in 1994 represents the charge for a prepayment premium related to the sale and leaseback of four McDonnell Douglas MD-80 aircraft. The extraordinary item in the eight months ended August 31, 1995 represents the gain on the discharge of indebtedness pursuant to the consummation of the '95 Reorganization, while the extraordinary item in the four months ended December 31, 1995 was the result of the settlement of a debt of a subsidiary.

 (4) No effect has been given to stock options, warrants or potential issuances of additional Employee Preferred Stock as the impact would have been anti-dilutive.
 (5) On March 22, 1996, the Company called for redemption of its outstanding 12% Preferred Stock which resulted in a special preferred stock dividend requirement in the three months ended March 31, 1996 of $20.0 million, representing the excess of the early redemption price over the carrying value of the 12% Preferred Stock.
 (6) For purposes of determining the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" consist of earnings before income taxes, extraordinary items and fixed charges (excluding capitalized interest), "fixed charges" consist of interest (including capitalized interest) on all debt and that portion of rental expenses that management believes to be representative of interest, and "preferred stock dividends" consist of preferred stock dividend requirements divided by a fraction equal to one less the effective income tax rate for the period. Earnings were not sufficient to cover "combined fixed charges and preferred stock dividends" as follows (in millions): for the three months ended March 31, 1996 and 1995, $81.5 and $128.9, respectively; for the four months ended December 31, 1995, $40.1; for the eight months ended August 31, 1995, $357.3; for the year ended December 31, 1994, $459.6; for the two months ended December 31, 1993, $92.4; for the ten months ended October 31, 1993, $481.3; and for the years ended December 31, 1992 and 1991, $457.3 and $143.8, respectively.

 (7) In April 1996, the Company paid an aggregate of approximately $84.9 million in respect of the redemption of the 12% Preferred Stock.

 (8) Long-term debt in 1994 was reclassified to current maturities as a result of certain alleged defaults and payment defaults. See Note 7 to the 1995 Consolidated Financial Statements.

 (9) For periods after January 31, 1992 and before November 3, 1993, the effective date of the '93 Reorganization, certain prepetition liabilities, which were subject to compromise pursuant to the '93 Reorganization, were classified as liabilities subject to Chapter 11 reorganization proceedings, and the accrual of interest was discontinued on prepetition debt that was unsecured or estimated to be undersecured.
(10) No dividends were paid on the Company's outstanding common stock during the periods presented above.
(11) TWA's passenger traffic data for scheduled passengers only and excluding Trans World Express.
(12) The number of scheduled miles flown by revenue passengers.
(13) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(14) Revenue passenger miles divided by available seat miles.
(15) Passenger revenue per revenue passenger mile.
(16) Passenger revenue divided by available seat miles.
(17) Operating expenses, excluding special charges, earned stock compensation and other nonrecurring charges, divided by available seat miles.


                              RECENT DEVELOPMENTS



     On June 11, 1996, the Company filed a Registration Statement on Form S-3 with the Commission in connection with the proposed underwritten offering of 8,000,000 shares of Common Stock (excluding an additional 1,200,000 shares of Common Stock issuable upon exercise of the underwriters' overallotment option). The Company expects that if the offering is consummated, the net proceeds will be used for general corporate purposes, including but not limited to, capital expenditures and increasing working capital. There can be no assurance that the offering of Common Stock will be consummated.



     On June 20, 1996, the Company announced the separation of Messrs. Robert A. Peiser and Mark J. Coleman from employment by the Company as Executive Vice President -- Finance and Chief Financial Officer and Senior Vice
President -- Marketing, respectively. Messrs. Peiser and Coleman differed with the determination of the Board of Directors, as expressed by its unanimous vote, to continue the management approach of the Company's President and Chief Executive Officer in implementing the next phase of the Company's rebuilding process. The Company is in the process of interviewing candidates to fill the positions vacated by Messrs. Peiser and Coleman, and expects to fill such positions in the near future. Until such positions are filled, other members of senior management are performing the day-to-day tasks formerly handled by Messrs. Peiser and Coleman.


                                SELLING HOLDERS

     The Preferred Stock was issued and sold in March 1996 pursuant to the Original Offering in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined by Rule 144A) or in transactions complying with the provisions of Regulation S. The Preferred Stock, along with the Debentures issuable upon exchange of the Preferred Stock and the shares of Common Stock issuable upon conversion of the Preferred Stock or the Debentures, may be offered and sold from time to time by the Selling Holders pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the SEC pursuant to the Registration Rights Agreement.

     The Registration Statement has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the securities offered hereby the opportunity to sell such securities in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order for a Selling Holder to avail himself of that opportunity, such holder must notify the Company in writing of his intention to sell securities and request the Company to file a supplement to this Prospectus or an amendment to the Registration Statement, if required, identifying such holder as a Selling Holder and disclosing such other information concerning the Selling Holder and the securities to be sold as may then be required by the Securities Act and the rules of the Commission. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective. The holders of securities who have made such a request and as to which any such required supplement or amendment has been filed or become effective are referred to herein as "Selling Holders."

     As of the date of this Prospectus, no holder of securities has made such a request and, accordingly, no Selling Holders are named herein. The Company will from time to time supplement or amend this Prospectus to reflect the required information concerning any Selling Holder.

                       DESCRIPTION OF THE PREFERRED STOCK


     The following description of certain provisions of the Certificate of Designations, Preferences and Rights Relating to the Preferred Stock (the "Certificate of Designations") is intended only as a summary of the material terms thereof and is qualified in its entirety by reference to the Certificate of Designations, including the definitions in that document of certain terms.


GENERAL

     The outstanding shares of Preferred Stock have been duly and validly issued, fully paid and nonassessable, and the holders thereof have no preemptive rights in connection therewith. The Preferred Stock is not subject to any sinking fund or other obligation of the Company to redeem or retire such stock. Unless converted, redeemed or exchanged, the Preferred Stock will remain outstanding indefinitely. Any share of Preferred Stock converted, redeemed, exchanged or otherwise acquired by the Company will be retired and canceled and will upon cancellation be restored to the status of authorized but unissued preferred stock, subject to reissuance by the Board of Directors as Preferred Stock or as shares of preferred stock of any one or more other series. The Preferred Stock ranks senior to the Common Stock, the Series A Preferred Stock, if issued, and the Employee Preferred Stock, and on a parity with all other preferred stock and any other class or series of stock of the Company, the terms of which expressly provide that it ranks on a parity with the Preferred Stock, with respect to the payment of dividends and amounts payable upon any liquidation, dissolution or winding up of the Company ("Liquidation"). No class or series of stock may be created that is senior to the Preferred Stock with respect to the payment of dividends and amounts payable upon any liquidation of the Company without the approval of the holders of at least a majority of shares of the Preferred Stock then outstanding.

DIVIDENDS

     Holders of the Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of the funds of the Company legally available therefor, a cash dividend at the annual rate of 8% (equivalent to $4.00 per share per annum). Dividends and Liquidated Damages, if any, with respect to the Preferred Stock are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing June 15, 1996 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). Dividends on the Preferred Stock are cumulative and will accrue without interest from the date of original issuance. Dividends and Liquidated Damages, if any, will be payable to the holders of record as they appear on the stock books of the transfer agent for the Company on such record dates, which shall be not more than 30 days nor less than 10 days preceding the payment dates, as fixed by the Board of Directors, provided that holders of shares of Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date shall, in lieu of receiving such dividend payment and Liquidated Damages, if any, on the dividend payment date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends and Liquidated Damages, if any, on the date fixed for redemption (unless such holders convert such shares in accordance with the Certificate of Designations, in which case such holders will receive such payment on the corresponding dividend payment date). See "-- Conversion Rights" below. Dividends payable on the Preferred Stock for the initial dividend period and dividends payable for any period shorter or longer than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     If dividends are not paid in full upon the Preferred Stock and any other preferred stock ranking on a parity as to dividends with the Preferred Stock, all dividends declared upon shares of Preferred Stock and such other preferred stock ranking on a parity as to dividends with the Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the Preferred Stock and such other preferred stock bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Preferred Stock and such other preferred stock bear to each other. Except as set forth above, unless full cumulative dividends on the Preferred Stock have been paid and funds set aside, and all Liquidated Damages, if any, paid, dividends (other than dividends paid solely in Common Stock or other stock ranking junior as to dividends and liquidation preference to the Preferred Stock and rights to acquire the foregoing) may not be paid or declared and set aside for payment and other distributions may not be made upon the Common Stock or on any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends and liquidation preference, nor may any Common Stock or any other stock of the Company ranking junior to or on a parity with the Preferred Stock as to dividends and liquidation preference be redeemed, purchased, or otherwise acquired for any consideration by the Company (except for repurchases from employees under employee benefit plans in effect on the date of this Prospectus and by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock as to dividends and liquidation preference).

     Under Delaware law, the Company may declare and pay dividends or make other distributions on its capital stock only out of surplus, as defined in the DGCL or, in the case there is no surplus, out of its net profits for the fiscal year in which the dividend or distribution is declared and/or the prior fiscal year. No dividend or distribution may be declared, paid or made if the Company is or would be rendered insolvent by virtue of such dividend or distribution, or if such declaration, payment or distribution would contravene the Certificate of Incorporation.

CONVERSION RIGHTS

     Each share of Preferred Stock may be converted at any time at the option of the holder, unless previously redeemed or exchanged, into fully paid, nonassessable shares of Common Stock at an initial conversion price of $20.269 per share of Common Stock (equivalent to a conversion rate of approximately
2.467 shares of Common Stock for each share of Preferred Stock), subject to adjustment in certain circumstances. The right to convert Preferred Stock called for redemption will expire at the close of business on the fifth business day prior to the redemption date (the "Conversion Termination Date"). For information as to notices of redemption, see "-- Optional Redemption by the Company." Whenever the Company issues shares of Common Stock upon conversion of Preferred Stock, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances. See "Description of Capital Stock -- Rights Plan."

     Holders of shares of Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividends and Liquidated Damages, if any, payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following the close of business on such dividend payment record date and prior to the close of business on such dividend payment date. However, shares of Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the close of business on the corresponding dividend payment date (except shares of Preferred Stock called for redemption or exchange on a redemption date or exchange date or with a Conversion Termination Date during such period) must be accompanied by payment of an amount equal to the dividend payment and Liquidated Damages, if any, to be received on such dividend payment date with respect to such shares of Preferred Stock presented for conversion; provided, however, that no such payment need be made if, at the time of conversion, dividends payable on the shares of Preferred Stock outstanding shall be in arrears for more than 30 days beyond the previous dividend payment date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

     No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price (as defined in the Certificate of Designations) on the last trading day before the conversion date.

     The conversion price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock, (ii) the subdivision or combination of the outstanding Common Stock, (iii) the issuance to all or substantially all holders of Common Stock of warrants, options or other rights to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then Average Current Market Price (as defined in the Certificate of Designations), (iv) the distribution to all or substantially all holders of Common

Stock of shares of capital stock of the Company (other than shares of Series A Preferred Stock upon exercise of a Right), evidences of indebtedness, or other non-cash assets (including securities of any company other than the Company),
(v) the distribution to all or substantially all holders of Common Stock of warrants, options or other rights to subscribe for its securities (other than those referred to in (iii) above), and (vi) the distribution to all or substantially all holders of Common Stock of cash in an aggregate amount that (together with all other cash distributions to all or substantially all holders of Common Stock made within the preceding 12 months not triggering a conversion price adjustment) exceeds an amount equal to 20% of the Average Current Market Price on the business day immediately preceding the day on which the Company declares such distribution multiplied by the number of shares of Common Stock outstanding on such date (excluding shares held in treasury of the Company). Issuances of options and securities convertible into Common Stock are deemed to be issuances of the underlying Common Stock for purposes of adjustments to the conversion price. Whenever the conversion price is adjusted, the Company will promptly mail to holders of Preferred Stock a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing it. No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to a change in the conversion price of 1% or more, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under the Certificate of Designations will be made either to the nearest cent or the nearest 1/100 of a share.

     Subject to the applicable right of the holders of shares of Preferred Stock upon a Change in Control, if the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or sells or conveys all or substantially all of the assets of the Company as an entirety to any person, or is a party to a merger or share exchange that reclassifies or changes its outstanding Common Stock, shares of Preferred Stock will become convertible into the kind and amount of shares of stock and other securities and property (including cash) that the holders of shares of Preferred Stock would have owned immediately after the transaction if the holders had converted such shares of Preferred Stock into Common Stock immediately before the effective date of the transaction. If in connection with any such reclassification, consolidation, merger, sale, transfer, or share exchange each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company will provide or cause to be provided to each holder of Preferred Stock the right to elect to receive the securities, cash or other assets into which the Preferred Stock held by such holder will be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election will be made and the effect of failing to exercise the election). The above will similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

     The Company will reserve and at all times keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of shares of its duly authorized Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Preferred Stock.

OPTIONAL REDEMPTION BY THE COMPANY

     The Preferred Stock may not be redeemed prior to March 15, 1999. On and after such date, shares of Preferred Stock may be redeemed at the option of the Company, in whole or in part (in any integral number of shares), upon not less than 30 nor more than 60 days' prior notice to each holder of record of the shares to be redeemed, by first-class mail at the redemption prices set forth below during the twelve-month periods beginning on March 15 of the years shown below, plus in each case an amount equal to accrued and unpaid dividends, if any, whether or not earned or declared, and Liquidated Damages, if any, to the redemption date.

                                                                          REDEMPTION
                                                                          PRICE PER
                                       YEAR                                 SHARE
          --------------------------------------------------------------  ----------
          1999..........................................................    $52.80
          2000..........................................................     52.40
          2001..........................................................     52.00
          2002..........................................................     51.60
          2003..........................................................     51.20
          2004..........................................................     50.80
          2005..........................................................     50.40
          2006 and thereafter...........................................     50.00

     If fewer than all of the shares of Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or by any other equitable manner determined by the Board of Directors in its sole discretion. In the event that the Company has failed to pay accrued and unpaid dividends on, and Liquidated Damages, if any, with respect to, the Preferred Stock, it may not redeem any of the then outstanding shares of the Preferred Stock until all such accrued and unpaid dividends and Liquidated Damages (including accrued and unpaid dividends, if any, whether or not earned or declared, and Liquidated Damages, if any, from the most recent dividend payment date to and including the redemption date) have been paid in full. On and after the date fixed for redemption, provided that the redemption price (including any accrued and unpaid dividends and Liquidated Damages, if any, to and including the date fixed for redemption) has been duly paid or provided for, dividends shall cease to accrue on the Preferred Stock called for redemption, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as stockholders of the Company shall cease, except the right to receive the monies payable upon such redemption, without interest thereon, upon surrender of the certificates evidencing such shares.

SPECIAL CONVERSION RIGHTS UPON A CHANGE IN CONTROL

     The Preferred Stock has a special conversion right that becomes effective upon the occurrence of certain types of significant transactions affecting corporate control or ownership of the Company or the market for the Common Stock. The purpose of the special conversion right is to provide, as applicable, partial loss protection to holders of the Preferred Stock upon the occurrence of a Change in Control at a time when the Market Value (as defined below) of the Common Stock is less than the then prevailing conversion price. In such situations, the special conversion right would, for a limited period, reduce the then prevailing conversion price to the Market Value of the Common Stock, except that the conversion price will not be reduced to less than a minimum conversion price of $11.75 per share of Common Stock (which is 66 2/3% of the closing price of the Common Stock on the date of this Prospectus, and which is subject to adjustment as described below). Consequently, to the extent that the Market Value of the Common Stock is less than the minimum conversion price, a holder will not be fully protected from loss upon exercise of the special conversion right.

     Under the Certificate of Designations, a "Change in Control" means the occurrence of any of the following events: (i) any person (including any entity or group deemed to be a "person" under Section 13 (d) (3) or Section 14 (d) (2) of the Exchange Act) is or becomes the direct or indirect beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of shares of the Company's capital stock representing greater than 50% of the total voting power of all shares of capital stock of the Company entitled to vote in the election of directors under ordinary circumstances or to elect a majority of the Board of Directors, (ii) the Company sells, transfers or otherwise disposes of all or substantially all of the assets of the Company, (iii) when, during any period of 12 consecutive months after the date of original issuance of the Preferred Stock, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors then in office or (iv) the date of the consummation of the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors or where members of the Board of Directors, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation.

     As used herein, "Market Value" of a share of the Common Stock will be the average of the Closing Prices of the Common Stock for the five trading days ending on the last trading day preceding the date of the Change in Control.

     As used herein, "Special Conversion Price" will mean the higher of the Market Value of the Common Stock or $11.75 per share (which amount will, each time the conversion price is adjusted, be adjusted so that the ratio of such amount to the conversion price, after giving effect to such adjustment, shall always be the same as the ratio of $11.75 to the initial conversion price without giving effect to any such adjustment).

     If a Change in Control occurs, a holder exercising a special conversion right will receive Common Stock or such other securities, property or cash as may be issuable upon conversion as provided in the Certificate of Designations; provided, however, the Company or its successor may, at its option, elect to provide the holder with cash equal to the Market Value of the number of shares of Common Stock into which the holder's Preferred Stock is convertible at the Special Conversion Price. Preferred Stock that is not converted pursuant to a special conversion right will continue to be convertible pursuant to the general conversion rights described under the caption "-- Conversion Rights" above.

LIQUIDATION RIGHTS

     In the event of any Liquidation of the Company, and after provision is made for any preferential amounts to which the holders of any preferred stock ranking senior to the Preferred Stock as to distributions of assets upon Liquidation may be entitled, holders of Preferred Stock will be entitled to receive from the Company's assets available for distribution to stockholders a liquidation preference in the amount of $50.00 per share, plus all accrued and unpaid dividends, whether or not declared, and Liquidated Damages, if any, with respect thereto, to the date of Liquidation. Holders of Preferred Stock will be entitled to receive such amount before any distribution is made on the Common Stock, Employee Preferred Stock, Series A Preferred Stock or any other series or class of stock hereinafter issued that ranks junior as to distribution upon Liquidation to the Preferred Stock and will be entitled to such amount on a parity with every other series of the Company's preferred stock that ranks on a parity with the Preferred Stock as to distributions upon Liquidation. If the Company's assets are insufficient to make the required payment to holders of Preferred Stock and to the holders of all other series of then outstanding preferred stock which rank on a parity as to distribution upon Liquidation with the Preferred Stock, the Company's assets so available shall be distributed on a pro rata basis among the holders of the respective series of the parity preferred in proportion to the amount payable if the assets had been sufficient. The Preferred Stock ranked junior as to distribution upon Liquidation to the 12% Preferred Stock. Neither a consolidation or merger of the Company with another corporation nor a sale or transfer of all or substantially all of the Company's assets for cash, securities or other property will be considered a Liquidation of the Company for these purposes.

VOTING RIGHTS

     Except as otherwise required by law, holders of Preferred Stock will have no voting rights. If at any time the equivalent of six quarterly dividends payable on the Preferred Stock are accrued and unpaid (whether or not consecutive and whether or not earned or declared), the holders of all outstanding shares of Preferred Stock and any stock ranking on a parity as to dividends with the shares of Preferred Stock and having similar voting rights then exercisable, voting separately as a class without regard to series, will be entitled to elect at the next annual meeting of the stockholders of the Company two directors to serve until all dividends accumulated and unpaid have been paid or declared and funds set aside to provide for payment in full. In exercising any such vote, each outstanding share of Preferred Stock will be entitled to one vote, excluding shares held by the Company or any entity controlled by the Company, which shares shall have no vote.

     In addition, without the vote or consent of the holders of at least a majority of shares of the Preferred Stock then outstanding, the Company may not
(a) create or issue or increase the authorized number of shares of any class or series of stock ranking senior to the Preferred Stock either as to dividends or upon Liquidation, or any security convertible into or exercisable or exchangeable for such stock, (b) amend, alter or repeal any of the provisions of the Certificate of Designations or any other provision of the Certificate of Incorporation so as to affect adversely any right, preference, privilege or voting power of the Preferred Stock or the holders thereof, including, without limitation, the right of the holders of the Preferred Stock to receive Debentures upon the exercise of the option of the Company to exchange the Preferred Stock for Debentures as described below under "-- Exchange Provisions" or (c) authorize any reclassification of the Preferred Stock by merger or otherwise; provided, however, that any increase in the amount of authorized shares of such series or of any other series of preferred stock, in each case ranking on a parity with or junior to the Preferred Stock as to dividends and the distribution of assets upon Liquidation, will not be deemed to affect adversely such rights, preferences or voting powers.

EXCHANGE PROVISIONS

     The Preferred Stock may be exchanged, in whole but not in part, at the option of the Company, for Debentures on any dividend payment date beginning on March 15, 1998 at the rate of $50.00 principal amount of Debentures for each share of Preferred Stock outstanding at the time of exchange provided that all accrued and unpaid dividends on, and Liquidated Damages, if any, with respect to, the Preferred Stock through the date of exchange have been paid or set aside for payment and certain other conditions are met. See "Description of the Debentures." The Debentures will be issuable in denominations of $1,000 and integral multiples thereof. If the exchange results in an amount of Debentures that is not an integral multiple of $1,000, the amount in excess of the closest integral multiple of $1,000 will be paid in cash by the Company. The Company will mail written notice of its intention to exchange to each holder of record of the Preferred Stock not less than 30 nor more than 60 days prior to the date fixed for exchange.

     Upon the date fixed for exchange of the Preferred Stock for Debentures (the "Exchange Date"), the rights of holders of Preferred Stock as stockholders of the Company shall cease (except the right to receive accrued and unpaid dividends and Liquidated Damages, if any, to the Exchange Date) and their shares of Preferred Stock no longer will be deemed outstanding and will represent only the right to receive the Debentures and any accrued dividends on, and any Liquidated Damages with respect to, the Preferred Stock. If full cumulative dividends on, and Liquidated Damages, if any, with respect to, the Preferred Stock through the Exchange Date have not been paid in full, or if funds have not been set aside to provide for payment in full of such dividends and Liquidated Damages, if any, the Company, may not exercise its option to exchange the Preferred Stock for the Debentures. The exchange of the Preferred Stock for the Debentures will be a taxable event and, therefore, may result in a tax liability for the holder exchanging such stock without any correlative cash payment to such holder.

     In the event that the Company elects to exchange the Preferred Stock for the Debentures, the Company will endeavor to comply with all federal and state securities laws regulating the offer and delivery of the Debentures upon exchange of the Preferred Stock, including compliance with the Trust Indenture Act of 1939 (the "Trust Indenture Act").

REGISTRATION RIGHTS AGREEMENT

     At the initial closing of the sale (the "Initial Closing") of the Preferred Stock to the Initial Purchasers, the Company and the Initial Purchasers entered into the Registration Rights Agreement providing for the registration of resales of the Transfer Restricted Securities (as defined herein). See "Registration Rights Agreement."

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT

     American Stock Transfer & Trust Company acts as transfer agent and registrar for the Common Stock and as transfer agent, registrar and dividend disbursing agent for the Preferred Stock.

                         DESCRIPTION OF THE DEBENTURES


     If the Company elects to exchange the Preferred Stock for the Debentures, the Company will issue the Debentures under an indenture (the "Indenture") to be entered into between the Company and a trustee selected by the Company reasonably satisfactory to the Initial Purchasers (together with any successor trustee, the "Trustee"), at a rate of $50.00 principal amount of Debentures for each share of Preferred Stock so exchanged. The terms of the Debentures include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Debentures are subject to all such terms. Copies of the proposed form of the Indenture can be obtained from the Initial Purchasers upon request. The following description of the material provisions of the Indenture and the Debentures is intended as a summary only and is qualified in its entirety by reference to the Indenture and the Debentures, including the definitions in those documents of the material terms thereof. Whenever particular articles, sections or defined terms of the Debentures, the Indenture or the Registration Rights Agreement are referred to, it is intended that those articles, sections or defined terms are to be incorporated by reference into this Prospectus.


GENERAL

     The Debentures will be unsecured, subordinated obligations of the Company, will be limited to an aggregate principal amount equal to the aggregate liquidation preference of the Preferred Stock and will mature on March 15, 2006. The Debentures will bear interest at the annual rate of 8%, which is equal to the annual rate of dividends payable on the Preferred Stock, from the date of issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually in arrears on March 15 and September 15 of each year, commencing with the first of such dates to occur after the Exchange Date, to the person in whose name the Debenture is registered at the close of business on the preceding March 1 and September 1, as the case may be. Interest and Liquidated Damages, if any, will be payable to the holders of record as they appear on the register of the Company kept by the Registrar on such record dates, provided that holders of Debentures called for redemption on a redemption date falling between an interest payment record date and the interest payment date shall, in lieu of receiving such interest and Liquidated Damages, if any, on the interest payment date fixed therefor, receive such interest payment together with all other accrued and unpaid interest and Liquidated Damages, if any, on the date fixed for redemption (unless such holders convert such Debentures in accordance with the Indenture, in which case such holders will receive such payment on the corresponding interest payment date). Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Debentures will not be subject to any sinking fund. Principal of and premium, if any, and interest on, and Liquidated Damages, if any, with respect to, the Debentures will be payable, and the transfer of the Debentures will be registrable, at the office or agency of the Company maintained for such purposes. In addition, payment of interest and Liquidated Damages, if any, may, at the option of the Company, be made by check mailed to the address of the person entitled thereto as it appears in the register of the holders of Debentures.

     The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. No service charge will be made for any registration of transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any such transaction.

     The Indenture does not contain any restriction on the payment of dividends or the repurchase of securities of the Company (except in the case of an event of default under the Indenture) or any financial covenants. The covenants and provisions contained in the Debentures and the Indenture would not necessarily afford the holders of the Debentures protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

     The payment of principal of and premium, if any, and interest on, and Liquidated Damages, if any, with respect to, the Debentures will, to the extent set forth in the Indenture, be subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company (as defined below), whether outstanding at the date of the Indenture or later incurred. In the event of any default in the payment of the principal of, or interest on, any Senior Indebtedness or any default permitting the acceleration of Senior Indebtedness, where notice of such default has been given to the Company, no payment with respect to the payment of principal of and premium, if any, and interest on, and Liquidated Damages, if any, with respect to, the Debentures (including repurchases of the Debentures at the option of the holder) may be made by the Company unless and until such default has been cured or waived; provided that nothing in the above-described provision will prevent the making of any payment in respect of the Debentures for a period of more than 89 days after the date such written notice of default is given unless the maturity of the Senior Indebtedness has been accelerated, in which case no payment on the Debentures may be made until such acceleration has been waived or such Senior Indebtedness has been paid in full. Upon any payment or distribution of the Company's assets to creditors upon any dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency, receivership or other proceedings relating to the Company, whether voluntary or involuntary, the holders of Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the holders of the Debentures will be entitled to receive any payment upon the principal of, premium, if any, and interest on, and Liquidated Damages, if any, with respect to, the Debentures.

     By reason of such subordination, in the event of the insolvency of the Company, holders of Debentures may recover less ratably than holders of Senior Indebtedness and other creditors of the Company.

     "Senior Indebtedness" is defined in the Indenture as the principal of, premium, if any, and interest on (a) any and all other indebtedness and obligations of the Company (including indebtedness of others guaranteed by the Company) other than the Debentures, whether or not contingent and whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, which (i) is for money borrowed; (ii) is evidenced by any bond, note, debenture or similar instrument; (iii) represents the unpaid balance on the purchase price of any property, business, or asset of any kind; (iv) is an obligation of the Company as lessee under any and all leases of property, equipment or other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; (v) is a reimbursement obligation of the Company with respect to letters of credit; (vi) is an obligation of the Company with respect to interest swap obligations and foreign exchange agreements or (vii) is an obligation of others secured by a lien to which any of the properties or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of the Company are subject, whether or not the obligations secured thereby shall have been assumed by the Company or shall otherwise be the Company's legal liability, and
(b) any deferrals, amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of the types referred to above; provided that Senior Indebtedness shall not include (i) the Debentures; (ii) any indebtedness or obligation of the Company which, by its terms or the terms of the instrument creating or evidencing it, is both subordinated to any other indebtedness or obligations of the Company and is not superior in right of payment to the Debentures; (iii) any indebtedness or obligation of the Company to any of its subsidiaries and (iv) any indebtedness or obligation which is both incurred by the Company in connection with the purchase of assets, materials or services in the ordinary course of business and constitutes an unsecured trade payable.


     As of March 31, 1996, the amount of the Company's Senior Indebtedness aggregated approximately $1,210 million, and the amount of the trade payables and other indebtedness of the Company's subsidiaries was immaterial in amount. The Debentures will be effectively subordinated to all rights of third party creditors of the Company's subsidiaries. The Company and its subsidiaries expect from time to time to incur additional indebtedness, including, but not limited to, Senior Indebtedness. The Indenture will not prohibit or limit the incurrence of such additional indebtedness.

CONVERSION RIGHTS

     The Debentures may be converted in denominations of $1,000 or integral multiples thereof at any time prior to maturity at the option of the holder into fully paid, nonassessable shares of Common Stock at a conversion price equal to the initial conversion price with respect to the Preferred Stock set forth on the cover page of this Prospectus, as subsequently adjusted. The right to convert Debentures called for redemption will expire at the close of business on the fifth business day prior to the redemption date (the "Conversion Termination Date") (unless the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Debenture is redeemed). In the case of redemption at the option of the holder as a result of a Change in Control, such right will terminate upon receipt by the Company of a written notice of the exercise of such option (unless the Company shall default in making the repurchase payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and, such Debenture is repurchased). For information as to notices of redemption, see "-- Optional Redemption by the Company." Whenever the Company issues shares of Common Stock upon conversion of the Debentures, the Company will, subject to certain conditions, issue, together with each share of Common Stock, one Right, entitling the holder to purchase one one-hundredth of a share of Series A Preferred Stock under certain circumstances. See "Description of Capital
Stock -- Rights Plan."

     Holders of Debentures at the close of business on an interest payment record date shall be entitled to receive the interest and Liquidated Damages, if any, payable on the corresponding interest payment date notwithstanding the conversion thereof following the close of business on such interest payment record date and prior to the close of business on such interest payment date. However, Debentures surrendered for conversion during the period between the close of business on any interest payment record date and the close of business on the corresponding interest payment date (except Debentures called for redemption on a redemption date or with a Conversion Termination Date during such period) must be accompanied by payment of an amount equal to the interest payment and Liquidated Damages, if any, to be received on such interest payment date with respect to such Debentures presented for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid interest on converted Debentures or for dividends on the shares of Common Stock issued upon such conversion.

     No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash based on the Closing Price (as defined in the Indenture) on the last trading day before the conversion date.

     The conversion price is subject to adjustment upon the occurrence of certain events, including (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock, (ii) the subdivision or combination of the outstanding Common Stock, (iii) the issuance to all or substantially all holders of Common Stock of warrants, options or other rights to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the then Average Current Market Price, (iv) the distribution to all or substantially all holders of Common Stock of shares of capital stock of the Company (other than Common Stock and shares of Series A Preferred Stock upon exercise of Rights), evidences of indebtedness, or other non-cash assets (including securities of any company other than the Company), (v) the distribution to all or substantially all holders of Common Stock warrants, options or other rights to subscribe for its securities (other than those referred to in (iii) above) and (vi) the distribution to all or substantially all holders of Common Stock of cash in an aggregate amount that (together with all other cash distributions to all or substantially all holders of Common Stock made within the preceding 12 months not triggering a conversion price adjustment) exceeds an amount equal to 20% of the Average Current Market Price on the business day immediately preceding the day on which the Company declares such distribution multiplied by the number of shares of Common Stock outstanding on such date (excluding shares held in the treasury of the Company). Issuances of options and securities convertible into Common Stock are deemed to be issuances of the underlying Common Stock for purposes of adjustments to the conversion price. Whenever the conversion price is adjusted, the Company will promptly mail to holders of the Debentures a notice of adjustment briefly stating the facts requiring the adjustment and the manner of computing it. No adjustment of the conversion price will be required to be made in any case until cumulative adjustments amount to a change in the conversion price of 1% or more, but any such adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under the Indenture will be made either to the nearest cent or the nearest 1/100 of a share.

     Subject to the applicable right of the holders of the Debentures upon a Change in Control, and subject to the provisions of the Indenture described below under "-- Merger, Sale or Consolidation," if the Company reclassifies or changes its outstanding Common Stock, or consolidates with or merges into or sells or conveys all or substantially all of the assets of the Company as an entirety to any person, or is a party to a merger or share exchange that reclassifies or changes its outstanding Common Stock, the Debentures will become convertible into the kind and amount of shares of stock and other securities and property (including cash) that the holders of the Debentures would have owned immediately after the transaction if the holders had converted the Debentures into Common Stock immediately before the effective date of the transaction. If in connection with any such reclassification, consolidation, merger, sale, transfer, or share exchange each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company will provide or cause to be provided to each holder of the Debentures the right to elect to receive the securities, cash or other assets into which the Debentures held by such holder will be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election will be made and the effect of failing to exercise the election). The above will similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

     The Company will reserve and at all times keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Debentures, such number of shares of its duly authorized Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Debentures.

OPTIONAL REDEMPTION BY THE COMPANY

     The Debentures may not be redeemed prior to March 15, 1999. On or after such date, the Debentures may be redeemed at the option of the Company, in whole or in part (in any integral multiple of $1,000), upon not less than 30 and no more than 60 days' prior notice to each holder of the Debentures to be redeemed, by first-class mail, at redemption prices (expressed as a percentage of principal amount) as set forth below during the twelve-month periods beginning on March 15 of the years shown below, plus in each case an amount equal to accrued and unpaid interest and Liquidated Damages, if any, with respect to the Debentures to and including the redemption date.

                                                                   REDEMPTION PRICE (AS A
                                                                       PERCENTAGE OF
                                                                         PRINCIPAL
                                  YEAR                                    AMOUNT)
        ---------------------------------------------------------  ----------------------
        1999.....................................................          105.60%
        2000.....................................................          104.80
        2001.....................................................          104.00
        2002.....................................................          103.20
        2003.....................................................          102.40
        2004.....................................................          101.60
        2005.....................................................          100.80

     If less than all of the Debentures are to be redeemed, the Debentures to be redeemed shall be selected by lot or pro rata or by any other equitable manner determined by the Trustee in its sole discretion. On or after the redemption date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

PURCHASE OF DEBENTURES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

     If at any time there occurs a Change in Control of the Company, each holder of Debentures shall have the right upon receipt of a Repurchase Right Notice (as defined in the Indenture), at such holder's option, to require the Company to repurchase all of such holder's Debentures, or a portion thereof which is $1,000 or any integral multiple thereof, on the date (the "Repurchase Date") that is no later than 45 days after the date of the Repurchase Right Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the Repurchase Date and Liquidated Damages, if any, with respect to the Debentures.

     On or before the 30th day following any Change in Control, the Company, or, at the request of the Company, the Trustee, shall mail the Repurchase Right Notice to each holder of record of the Debentures and the Trustee stating (i) that a Change in Control has occurred and that such holder has the right to require the Company to repurchase such holder's Debentures, (ii) the Repurchase Date, (iii) the date by which the right to cause repurchase must be exercised,
(iv) the price at which such repurchase is to be made, if the right to cause repurchase is exercised and (v) a description of the procedure which such holder must follow to exercise a right to cause repurchase. The Company shall deliver a copy of the Repurchase Right Notice to the Trustee. The Company shall also place such notice in a financial newspaper of general circulation in New York City. No failure of the Company to give the foregoing notice shall limit any such holder's right to exercise a repurchase right.

     To exercise the repurchase right, on or before the 30th day after the date of the Repurchase Right Notice, holders of Debentures must deliver written notice to the Company (or an agent designated by the Company for such purposes) of the holder's exercise of such right, together with the Debentures with respect to which the right is being exercised, duly endorsed for transfer. Such written notice shall be irrevocable except with respect to conversions permitted prior to the Repurchase Date.

     The definition of "Change in Control" in the Indenture will be identical to the definition of such term in the Certificate of Designations. See "Description of the Preferred Stock -- Special Conversion Rights Upon a Change in Control."

     The right to require the repurchase of Debentures shall not continue after a discharge of the Company from its obligations under the Debentures and the Indenture in accordance therewith. See "-- Satisfaction and Discharge of the Indenture." Repurchase of the Debentures may, under certain circumstances, constitute a default or event of default under Senior Indebtedness then outstanding and, in such instances, repurchase of the Debentures would be prohibited unless and until such default has been cured or waived. See
"-- Subordination." The failure to repurchase the Debentures in such instance would constitute an Event of Default. See "-- Events of Default."

     If the Repurchase Date is between a regular record date for the payment of interest and the next succeeding interest payment date, any Debenture to be repurchased must be accompanied by payment of an amount equal to the interest and Liquidated Damages, if any, payable on such succeeding interest payment date on the principal amount to be repurchased, and the interest on the principal amount of the Debenture being repurchased, and Liquidated Damages, if any, with respect thereto, will be paid on such next succeeding interest payment date to the registered holder of such Debenture on the immediately preceding record date. A Debenture repurchased on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Debenture being repurchased and Liquidated Damages, if any, with respect thereto, will be paid on such interest payment date to the registered holder of such Debenture on the corresponding record date.


     If the Company is required to make an offer to repurchase the Debentures as a result of the occurrence of a Change in Control, there can be no assurance that the Company will have sufficient funds available to pay the purchase price for such Debentures or will be permitted by its other indebtedness agreements to repurchase such Debentures. As of March 31, 1996, an aggregate principal amount of $17.9 million of the Company's indebtedness was subject to provisions similar to the Debentures with respect to the occurrence of a Change in Control. Such indebtedness consisted of entirely of the outstanding principal balance of the Company's 11% Senior Secured Notes due 1997.


     If any repurchase pursuant to the foregoing provisions constitutes an "issuer tender offer" as defined in Rule 13e-4 under the Exchange Act, the Company will comply with the requirements of Rule 13e-4,

Rule 14e-1 and any other tender offer rules under the Exchange Act which then may be applicable, including the filing of an Issuer Tender Offer Statement on
Schedule 13E-4 with the Commission and the furnishing of certain information contained therein to the Debenture holders.

     The Company could, in the future, enter into certain significant transactions that would not constitute a Change in Control with respect to the Change in Control purchase feature of the Debentures. The Change in Control purchase feature of the Debentures may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

MERGER, SALE OR CONSOLIDATION

     Without limitation of the provisions of the Indenture described above regarding a Change in Control, the Company may merge, consolidate or transfer all or substantially all of its properties and assets as an entirety and the Company may permit any person to consolidate with or merge into the Company or transfer all or substantially all of its properties and assets as an entirety to the Company; provided that, among other things, (a) the successor person is the Company or another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that assumes the Company's obligations on the Debentures and under the Indenture and (b) immediately before and immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing.

EVENTS OF DEFAULT

     The following shall constitute Events of Default with respect to the
Debentures: (i) failure to pay the principal of, premium, if any, on, and Liquidated Damages, if any, with respect to, any Debenture when such amounts become due and payable at maturity, upon acceleration or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture;
(ii) failure to pay interest on the Debentures when due, whether or not such payment is prohibited by the subordination provisions of the Indenture, and such failure continues for a 30-day period, (iii) a default in the observance or performance of any other covenant or agreement of the Company in the Debentures or the indenture that continues for the period and after the notice specified below; (iv) an event of default shall have occurred and be continuing under any other evidence of indebtedness of the Company or any of its subsidiaries, whether such indebtedness now exists or is created hereafter, which event of default results in the acceleration of such indebtedness which, together with any such other indebtedness so accelerated, aggregates more than $15 million and such acceleration is not rescinded or indebtedness is not paid or discharged for the period and after the notice specified below; (v) any final judgment or judgments for payment of money in excess of $15 million in the aggregate shall be rendered against the Company or a subsidiary and shall remain unstayed, unsatisfied or undischarged for the period and after the notice specified below and (vi) certain events of bankruptcy, insolvency or reorganization. The Company is required to deliver to the Trustees, within 120 days after the end of each fiscal year of the Company, an officer's certificate stating whether or not the signatories know of any default by the Company under the Indenture and the Debentures and, if any default exists, describing such default.

     A default under clause (iii), (iv) or (v) above is not an Event of Default until the Trustee or the holders of at least 25% in principal amount of the then outstanding Debentures notify the Company of the default and the Company does not cure the default within 60 days with respect to clauses (iii) or (v), and within 30 days with respect to clause (iv), after receipt of the notice. The notice must specify the default, demand that it be remedied and state that the notice is a "Notice of Default." If the holders of 25% or more in principal amount of the then outstanding Debentures request the Trustee to give such notice on their behalf, the Trustee shall do so.

     In case an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee, by notice to the Company, or the holders of 25% or more of the principal amount of the Debentures then outstanding, by notice to the Company and the

Trustee, may declare the principal amount of the Debentures, plus accrued interest and Liquidated Damages, if any, to be immediately due and payable. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amounts shall be due and payable without any declaration or any act on the part of the Trustee or the holders of the Debentures. Such declaration of acceleration may be rescinded and past defaults may be waived by the holders of a majority of the principal amount of the Debentures then outstanding upon conditions provided in the Indenture, except a default in the payment of principal, or interest on, or Liquidated Damages, if any, with respect to, any Debenture or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each Debenture. Except to enforce the right to receive payment when due of principal, premium, if any, interest, and Liquidated Damages, if any, no holder of a Debenture may institute any proceeding with respect to the Indenture or for any remedy thereunder unless such holder has previously given to the Trustee written notice of a continuing Event of Default and unless the holders of 25% or more of the principal amount of the Debentures then outstanding have requested the Trustee to institute proceedings in respect of such Event of Default and have offered the Trustee reasonable indemnity against loss, liability and expense to be thereby incurred, the Trustee has failed so to act for 60 days after receipt of the same and during such 60-day period the holders of a majority of the principal amount of the Debentures then outstanding have not given the Trustee a direction inconsistent with the request. Subject to certain restrictions the holders of a majority in principal amount of the Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture, that is unduly prejudicial to the rights of any holder of a Debenture or that would involve the Trustee in personal liability, and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

MODIFICATIONS AND WAIVERS OF THE INDENTURE

     Supplemental indentures modifying or amending the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Debentures (or, prior to the issuance or the Debentures, with the consent of the holders of not less than a majority of the number of then outstanding shares of Preferred Stock); provided, however, that no such modification or amendment may, without the consent of all of the holders of the Debentures then outstanding (or, prior to the issuance of the Debentures, without the consent of all of the holders of the then outstanding shares of Preferred Stock), (i) extend the fixed maturity of any Debenture, reduce the rate or extend the time of payment of interest on, or Liquidated Damages, if any, with respect to, any Debenture, reduce the principal amount, or premium, if any, on, or Liquidated Damages, if any, with respect to, any Debenture, alter the redemption or mandatory repurchase provisions with respect to any Debenture, impair the right of a holder to institute suit for payment thereof, change the currency in which the Debentures are payable or impair the right to convert the Debentures into stock, securities or other property or assets (including cash) subject to the terms set forth in the Indenture, (ii) except as permitted under the Indenture, increase the conversion price or otherwise modify or affect in any manner adverse to the holders of the Debentures the conversion provisions of the Indenture, or (iii) reduce the percentage of Debentures (or the number of shares of Preferred Stock), the consent of the holders of which is required for any modification or waiver. The Indenture may not be amended to alter the subordination of any outstanding Debentures without consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby. Without the consent of any holders of the Debentures, the Company and the Trustee may amend or supplement the Debentures or the Indenture to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of the Company's obligations to holders of the Debentures in the case of a merger or consolidation or transfer of all or substantially all of the Company's assets, or to make any change that does not materially adversely affect the rights of any holder of the Debentures.

     The holders of a majority in aggregate principal amount of outstanding Debentures may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, interest or Liquidated Damages, if any, or default with respect to certain covenants under the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, agent, manager, stockholder or other affiliate, as such, of the Company shall have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Debentures by accepting a Debenture waives and releases all such liability.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will provide that the Company may terminate its obligations under the Indenture at any time by delivering all outstanding Debentures to the Trustee for cancellation and paying all sums required to be paid pursuant to the terms of the Indenture. In addition, the Company will be permitted to terminate all of its obligations under the Indenture by irrevocably depositing with the Trustee money or U.S. government obligations sufficient to pay principal of and interest on and Liquidated Damages, if any, with respect to the Debentures to maturity or redemption and all other sums payable pursuant to the terms of the Indenture, after complying with certain other procedures set forth in the Indenture.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange the Debentures in accordance with the Indenture. The Company may require a holder to, among other things, furnish appropriate endorsements and transfer documents and pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Debenture selected for redemption. Also, the Company is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed.

     The registered holder of a Debenture may be treated as the owner of it for all purposes.

DELIVERY AND FORM

     The Debentures to be issued upon exchange of the Preferred Stock as set forth herein will be issued in registered form. Transfers of Debentures must be made in accordance with the terms of the Indenture. For a description of the restrictions on the transfer of Debentures, see "ERISA Considerations" and "Transfer Restrictions."

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as described in the Trust Indenture Act, it must eliminate such conflict or resign.

REGISTRATION RIGHTS AGREEMENT

     At the Initial Closing, the Company and the Initial Purchasers entered into the Registration Rights Agreement providing for the registration of the resales of Transfer Restricted Securities. See "Registration Rights Agreement."

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to TWA's Certificate of Incorporation, the Company has the authority to issue 300 million shares of capital stock, consisting of 150 million shares of Common Stock and 137.5 million additional shares of preferred stock. The Certificate of Incorporation authorizes the Board of Directors to establish one or more series of preferred stock and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of additional series of preferred stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company.

     The issuance of any series of preferred stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of preferred stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any additional series of preferred stock other than the Preferred Stock and the Series A Preferred Stock issuable pursuant to the Rights described below under "-- Rights Plan."

DESCRIPTION OF COMMON STOCK


     The holders of the Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except for the voting rights of the holders of Employee Preferred Stock (who are entitled to elect a total of four directors to the Board) and, under certain circumstances, the Preferred Stock, and as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of the preferred stock, the holders of such shares exclusively possess all voting power. Although the Certificate of Incorporation does not provide for cumulative voting in the election of directors, the Board is classified meaning that the holders of a majority of the shares entitled to vote at a meeting at which a quorum is present can elect all of the directors of the class then to be elected (except that the holders of a majority of the shares of Employee Preferred Stock are exclusively entitled to elect four labor directors), and the holders of the remaining shares would not be able to elect any directors at that meeting. Subject to any preferential rights of any outstanding series of preferred stock or the Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of Common Stock have no preemptive rights and no rights to convert their shares of Common Stock into any other security. It is not presently anticipated that dividends will be paid on the Common Stock in the foreseeable future. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock issuable upon conversion of the Preferred Stock and, if issued, the Debentures will be, upon issuance, fully paid and nonassessable. As of July 8, 1996, 37,390,173 shares of Common Stock were issued and outstanding and were held by approximately 14,377 holders of record.


RIGHTS PLAN

     The Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock and Employee Preferred Stock (collectively, the "Voting Stock") payable to holders of record as of the close of business on January 12, 1996 (the "Record Date"). Each Right entitles the holder to purchase, after the Distribution Date (as defined below), from the Company one one-hundredth of a share of Series A Preferred Stock of the Company at a price of $47.50 (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement dated as of December 19, 1995 between the Company and American Stock Transfer & Trust Company as Rights Agent (the "Rights Agent") as supplemented. The Rights Plan is set forth in full in the Rights Agreement and the description thereof herein is qualified in its entirety by reference to such Rights Agreement.

     Until the earlier to occur of (a) the tenth day after public announcement that any person or group has become the beneficial owner of at least 15% of the Company's Voting Stock (other than pursuant to a "Permitted Offer," as defined below) and (b) the tenth business day after the date of the commencement of a tender or exchange offer (other than a Permitted Offer) by any person which would, if consummated, result in such person becoming the beneficial owner of at least twenty percent (20%) of the Voting Stock (the earlier of such dates being hereinafter called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Voting Stock certificates outstanding as of the Record Date, by such Voting Stock certificates.

     Each share of Voting Stock issued or delivered by the Company (including shares issued upon conversion of the Preferred Stock of the Debentures) after the Record Date but prior to the earlier of the Distribution Date or the expiration of the Rights shall be accompanied by one Right.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Voting Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Voting Stock in respect of which Rights have been issued will also constitute the transfer of the Rights associated with the Voting Stock represented by such certificates. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Voting Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     No Right is exercisable at any time prior to the Distribution Date. The Rights will expire on January 21, 2006 (the "Final Expiration Date") unless earlier exchanged or redeemed by the Company as described below. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including without limitation the right to vote or to receive dividends.

     Upon exercise, each Right shall be converted into one one-hundredth of a share of the Series A Preferred Stock. Holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends in an amount per share equal to the greater of (a) $1.00 and (b) 100 times the aggregate per share amount of all cash dividends or other distributions (other than dividends payable solely in shares of Common Stock), declared on the Common Stock since the first dividend payment date with respect to the Series A Preferred Stock. Dividends payable on the Series A Preferred Stock are cumulative. In addition, in the event the Company enters into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other Stock or securities, shares of Series A Preferred Stock shall be similarly exchanged for or changed into 100 times the aggregate amount of stock, securities cash or other consideration.

     Subject to the rights of holders of the Preferred Stock, holders of shares of Series A Preferred Stock are entitled to 100 votes on all matters submitted to a vote of the stockholders of TWA, voting together as a single class, except as otherwise required by applicable law. In the event dividends payable on the Series A Preferred Stock shall be in arrears in an amount equal to six quarterly payments, all holders of the Series A Preferred Stock together with other holders of Preferred Stock entitled to vote, shall, voting together as a single class be entitled to elect one director to the Company's Board of Directors.

     In the event that any person or group (an "Acquiring Person") becomes the beneficial owner of at least 15% of the Company's Voting Stock, then each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to elect to receive, without payment of the Purchase Price, a number of shares of the Company's Common Stock having a market value equal to the Purchase Price. The term "Acquiring Person" does not include (i) the Company, any of its subsidiaries or any employee benefit plan of the Company, except for any such employee benefit plan acting in concert with a third party (other than another employee benefit plan of the Company) or (ii) any person or group which becomes the beneficial owner of at least 15% of the Voting Stock pursuant to a "Permitted Offer" (as defined below).

     "Permitted Offer" means a tender or exchange offer by a Person for all outstanding shares of Voting Stock, which is made at a price and on such other terms determined by at least a majority of the Continuing Directors (as defined below) to be in the best interests of the Company and its stockholders.

     In the event that, after any person has become an Acquiring Person, (i) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Voting Stock is exchanged for the securities or assets or (ii) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common Stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of two times the Purchase Price.

     At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of at least 50% of the Voting Stock), a majority of the Company's Continuing Directors may exchange all or part of the Rights (other than the Rights beneficially owned by the Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

     "Continuing Director" means (i) any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or
(ii) any person subsequently elected to the Board if he is recommended or approved by a majority of the Continuing Directors or, in the case of a successor to a director elected by holders of a series of Employee Preferred Stock, if such person is elected pursuant to the applicable terms of such Employee Preferred Stock. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

     The Company may redeem the Rights, in whole but not in part, at a price of $.01 per Right at any time prior to the close of business on the tenth day after public announcement that any person has become an Acquiring Person (subject to extension by a majority of the Continuing Directors).

     After the Distribution Date, the Rights Agreement may be amended in any respect that does not adversely affect the Rights holders (other than any Acquiring person and certain affiliated persons). In addition, after any person has become an Acquiring Person, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors.

DESCRIPTION OF EMPLOYEE PREFERRED STOCK

     Pursuant to the '95 Reorganization, the Company issued an aggregate of 6,425,118 shares of Employee Preferred Stock to employee stock trusts for the benefit of certain domestic employees of the Company represented by ALPA, the IAM and the Independent Federation of Flight Attendants ("IFFA") pursuant to the terms of the '94 Labor Agreements (collectively, the "Employee Stock Trusts"). The Employee Preferred Stock was issued in three series designated ALPA Preferred Stock, IAM Preferred Stock and IFFA Preferred Stock. Except for an exclusive right to elect a certain number of directors to the Board of Directors and the liquidation preference described below under " -- Liquidation Preference and Other Rights," the Employee Preferred Stock is the functional equivalent of Common Stock. The Employee Preferred Stock is junior to the Preferred Stock, both as to the payment of dividends and the distribution of assets upon Liquidation.

  Dividends

     Subject to the issuance by the Company of preferred stock with senior rights (including the Preferred Stock), the holders of the Employee Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, dividends payable in cash, stock or otherwise. No dividends may be paid on the Common Stock unless an equivalent dividend is paid on the Employee Preferred Stock, and no dividends may be paid on the Employee Preferred Stock unless an equivalent dividend is paid on the Common Stock. It is not presently anticipated that dividends will be paid on the Employee Preferred Stock in the foreseeable future.

  Liquidation Preference and Other Rights

     Subject to the issuance by the Company of preferred stock with senior rights (including the Preferred Stock), upon any Liquidation of the Company, holders of the Employee Preferred Stock will be entitled to a liquidation preference equal to $.01 per share from TWA's net assets before any amounts are paid to or on account of the holders of Common Stock, and thereafter the remaining net assets of the Corporation will be distributed pro rata to the holders of the Employee Preferred Stock, the Common Stock and other equity securities of the Company which rank on a parity with such stock and with respect to such rights, all in accordance with their respective rights and interests. The Employee Preferred Stock does not have redemption rights.

  Automatic Conversion

     Each share of Employee Preferred Stock will automatically convert into one share of Common Stock upon the withdrawal of such share of Employee Preferred Stock from the Employee Stock Trust in which such share is held.

  Voting

     So long as any shares of ALPA Preferred Stock are outstanding, the holders of the ALPA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the ALPA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one (1) director (the "ALPA Director"), which director shall be a Class II director.

     So long as any shares of IFFA Preferred Stock are outstanding, the holders of the IFFA Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IFFA Director (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board one (1) director (the "IFFA Director"), which director shall be a Class II director.

     So long as any shares of IAM Preferred Stock are outstanding, the holders of the IAM Preferred Stock are entitled to one vote per share (i) on each matter submitted to a vote at a meeting of stockholders other than the election of directors and (ii) for the IAM Directors (defined below) to be elected at an annual meeting of stockholders. Such holders have the exclusive right to elect to the Board two (2) directors (the "IAM Director"), which directors shall be a Class II directors.

  Amendment

     The Certificate of Designations, Preferences and Rights relating to each series of Employee Preferred Stock may be amended only upon the unanimous approval of the holders of the outstanding shares of such series of Employee Preferred Stock.

                         REGISTRATION RIGHTS AGREEMENT

     Pursuant to the Registration Rights Agreement between the Company and the Initial Purchasers, the Company is required to file with the Commission, within 90 days after March 22, 1996, the date of original issuance of the Preferred Stock, the Registration Statement to register the resales of Transfer Restricted Securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Registration Statement. The Company is obligated to use its reasonable best efforts to cause the Registration Statement to become effective within 150 days from the date of original issuance of the Preferred Stock and to keep such Registration Statement effective until the third anniversary of the date of original issuance of the Preferred Stock unless the three year holding period under Rule 144 is shortened, in which case the Company must use its reasonable best efforts to keep such Registration Statement effective until the expiration of such shortened holding period under Rule 144. For purposes of the foregoing, "Transfer Restricted Securities" means each share of Preferred Stock, each Debenture, or each share of Common Stock issuable upon conversion of the Preferred Stock or the Debentures, as applicable, until the date on which such share of Preferred Stock, Debenture or share of Common Stock, as applicable, has been effectively registered under the Securities Act and disposed of in accordance with the Registration Statement, the date on which such share of Preferred Stock, Debenture or share of Common Stock, as applicable, is distributed to the public pursuant to Rule 144 or the date on which such share of Preferred Stock, Debenture or share of Common Stock, as applicable, may be sold or transferred pursuant to Rule 144(k) (or any similar provisions then in force).

     If the Registration Statement (i) is not filed with the Commission within 90 days after March 22, 1996, the date of original issuance of the Preferred Stock, (ii) has not been declared effective by the Commission within 150 days after the date of original issuance of the Preferred Stock or (iii) is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional Registration Statement filed and declared effective for any reason) for a period of time which shall exceed 90 days in the aggregate during any calendar year (each such event referred to in clauses (i) through (iii), a ("Registration Default"), the Company will pay liquidated damages (the "Liquidated Damages") to each holder of Transfer Restricted Securities, during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.0025 per week per share of Preferred Stock (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like), $0.05 per week per $1,000 principal amount of Debentures and $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like), $0.05 per week per $1,000 principal amount of Debentures and $0.01 per week per share (subject to adjustment in the event of stock splits, stock recombinations, stock dividends and the like) of Common Stock constituting Transfer Restricted Securities held by such holder. The amount of the Liquidated Damages will increase by an additional $0.0025 per week per share of Preferred Stock (subject to adjustment as set forth above), $0.05 per week per $1,000 principal amount of Debentures or $0.01 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities for each subsequent 90-day period until the Registration Statement is declared effective, or the Registration Statement again becomes effective, as the case may be, up to a maximum amount of Liquidated Damages with respect to any Registration Default of $0.0125 per week per share of Preferred Stock (subject to adjustment as set forth above), $0.25 per week per $1,000 principal amount of Debentures or $0.05 per week per share (subject to adjustment as set forth above) of Common Stock constituting Transfer Restricted Securities. All accrued Liquidated Damages shall be paid to holders of Transfer Restricted Securities by wire transfer of immediately available funds or by Federal funds check by the Company on each dividend payment date, interest payment date, Repurchase Date (as defined in the Indenture), redemption date under the Indenture or Redemption Date (as defined in the Certificate of Designations), as applicable. If all of the outstanding shares of Preferred Stock or all of the outstanding principal amount of the Debentures have been converted, then the Liquidated Damages payment date will be the dividend payment date that would have been applicable had such Preferred Stock not been converted (unless all of the shares of Preferred Stock have been exchanged for Debentures, in which case the Liquidated Damages payment date will be the interest payment date that would have been applicable had such Debentures not been converted). Following the cure of a Registration Default, Liquidated Damages will cease to accrue with respect to such Registration Default. Liquidated Damages, to the extent payable, must be paid on the applicable dividend payment date regardless of whether or not a dividend on the Preferred Stock is paid on such date.

     With respect to the Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of the Preferred Stock or Debentures, holders of such securities will be required to make certain representations to the Company (as described in the Registration Rights Agreement) and will be required to deliver information to be used in connection with the Registration Statement and to provide comments on the Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have such securities included in the Registration Statement and benefit from the provisions regarding Liquidated Damages set forth in the preceding paragraph. The Company has agreed to use its reasonable best efforts to file on a timely basis all such reports required to be filed under the Exchange Act as, and endeavor in good faith to take such other actions as, are reasonably necessary to enable any beneficial owner of such securities issuable upon conversion thereof to sell Transfer Restricted Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144, as such rule may be amended from time to time, (ii) Rule 144A, as such rule may be amended from time to time, or (iii) any similar rules or regulations hereafter adopted by the SEC.

            CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION,
                          THE BY-LAWS AND DELAWARE LAW

     The Certificate of Incorporation and the By-laws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The

Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. In addition, pursuant to the '95 Reorganization and in connection with the adoption of the '94 Labor Agreements, the Company adopted certain amendments, both to the Certificate of Incorporation and the By-laws, relating to corporate governance matters. These amendments are designed to enhance the input of the Company's union employees or the directors nominated by them in the governance of the Company and to limit the ability to change the provisions of the Certificate of Incorporation in general and the By-laws in particular without broad support from the Company's voting stockholders. Such provisions will also make it more difficult to enact any change in the By-laws or to take any of the specified actions, if such changes or actions are opposed by a substantial constituency, including the Company's employees who are represented by organized labor. The description set froth below is intended as a summary only and is qualified in its entirety by reference of the Certificate of Incorporation and the By-laws.

BOARD OF DIRECTORS

     The Certificate of Incorporation and By-laws provide that the number of directors constituting the entire Board of Directors will be fifteen (15). Subject to any rights of holders of any class or series of the Company's preferred stock, a majority of the remaining directors then in office has the sole authority to fill any vacancies on the Board of Directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until the director's successor is elected and qualified. The Certificate of Incorporation provides that directors may be removed only by the affirmative vote of at least a majority of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of at least eighty percent (80%) of the Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, the provision of the Certificate of Incorporation relating to the number, election and terms of directors.

STOCKHOLDER ACTIONS AND SPECIAL MEETINGS

     The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibits, subject to the rights of holders of any class or series of the Company's preferred stock to the contrary, stockholder action by written consent in lieu of a meeting. The Certificate of Incorporation and By-laws provide that, subject to the rights of holders of any series of preferred stock, special meetings of stockholders can be called only by (i) the Chairman of the Board of Directors,
(ii) the Corporate Secretary of the Company within ten (10) calendar days after receipt of the written request of a majority of the total number of directors that the Company would have if there were no vacancies, and (iii) the Board of Directors after receipt by the Company of a written request executed by the holders of at least 35% of the outstanding Voting Stock of the Company; provided, however, that no separate special meeting will be required to be convened if the Board of Directors calls an annual or special meeting to be held no later than ninety (90) calendar days after receiving the request for a meeting and the purposes of such annual or special meeting of stockholders called by the Board of Directors include the purposes specified in the request. Business permitted to be conducted at a special meeting of stockholders is limited to the business (x) specified in the notice of meeting given by or at the director of the chairman of the meeting or a majority of the entire Board of Directors or (y) otherwise properly brought before the meeting by the chairman of the meeting or at the direction of a majority of the entire Board of Directors. Moreover, the chairman of the annual or special meeting of the stockholders will determine whether any business sought to be brought before the meeting is properly brought.

     Pursuant to the Certificate of Incorporation, the By-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before an annual meeting of stockholders of the Company.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     The Certificate of Incorporation contains provisions requiring the affirmative vote of the holders of at least 80% of the Voting Stock, voting together as a single class to amend certain provisions of the Certificate of Incorporation, primarily those related to anti-takeover provisions. In addition, the Certificate of Incorporation requires the affirmative vote of at least three-fourths of its issued and outstanding Voting Stock, voting as a single class and not as separate classes, to amend the By-laws by stockholder action. "Voting Stock" means the outstanding shares of all classes and series of capital stock of the Company entitled to vote generally in the election of directors of the Company and does not include any class or series of preferred stock of the Company unless the certificate of designations, preferences and rights for such class or series specifically states that such class or series shall be deemed "Voting Stock" for purposes of the Certificate of Incorporation. Employee Preferred Stock has been deemed Voting Stock and the Preferred Stock is not Voting Stock. See "Description of Capital Stock."

BLOCKING COALITION

     Pursuant to the '94 Labor Agreements and in connection with the '95 Reorganization, the Company amended the By-laws to provide that certain actions (as set forth in the next paragraph) may not be approved by the Board of Directors if votes are cast against such actions by directors sufficient to constitute a "Blocking Coalition." A Blocking Coalition is defined as the negative votes of (i) a total of the four directors elected by the holders of the Employee Preferred Stock plus (ii) the negative votes of any two of the Company's other directors.

     Actions subject to disapproval by the Blocking Coalition include (a) any sale, transfer or disposition, in a single or series of transactions, of at least twenty percent (20%) of the Company's assets, except for transactions in the ordinary course of business including aircraft transactions as part of a fleet management plan; (b) any merger of the Company into or with, or consolidation of the Company with any other entity; (c) any business combination within the meaning of Section 203 of the DGCL; (d) any dissolution or liquidation of the Company; (e) any filing of a petition for bankruptcy, reorganization or receivership under any state or federal bankruptcy, reorganization or insolvency law; (f) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities and mandatory redemptions of any redeemable preferred stock of the Company; (g) any acquisition of assets, not related to the Company's current business as an air carrier, in a single transaction or a series of related transactions exceeding $50 million adjusted annually by the consumer price index; or (h) any sale of the Company's capital stock or securities convertible into capital stock of the Company to any person if (i) at the time of issuance or (ii) assuming conversion of all outstanding securities of the Company convertible into capital stock, such person or entity would beneficially own at least twenty percent (20%) of the capital stock of the Company.

SUPER MAJORITY VOTING PROVISIONS

     At all times before September 1, 2000, the Company must obtain the approval of at least two-thirds of the issued and outstanding Voting Stock of the Company, voting as a single class and not as separate classes, for the holders of such Voting Stock to approve certain actions, unless such matters have been approved by a vote of at least eighty percent (80%) of the Board of Directors then in office. Actions requiring such approval are the following: (i) any merger of the Company into or with, or consolidation of the Company with, any other entity; (ii) any business combination within the meaning of Section 203 of the DGCL; (iii) any dissolution or liquidation of the Company; or (iv) any repurchase, retirement or redemption of the Company's capital stock or other equity securities prior to their scheduled maturity or expiration, except for redemptions out of the proceeds of any substantially concurrent offering of comparable or junior securities, and mandatory redemptions of any redeemable preferred stock of the Company.

PREFERRED STOCK

     The Company believes that the ability of the Board of Directors to issue one or more series of preferred stock of the Company provides TWA with increased flexibility in structuring possible future financings and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of Common Stock, will be available for issuance without further action by TWA's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which TWA securities may be listed. If the approval of TWA's stockholders is not required for the issuance of shares of preferred stock or Common Stock, the Board of Directors does not intend to seek stockholder approval. Although the Board of Directors has no intention of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of TWA and its stockholders. The Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

RIGHTS TO PURCHASE STOCK

     The Rights are intended to protect TWA's stockholders from certain non-negotiated takeover attempts which present the risk of a change of control on terms which may be less favorable to TWA's stockholders than would be available in a transaction negotiated with and approved by the Board of Directors. Although there can be no certainty as to the results of any particular negotiation, the Board of Directors believes that the interests of the stockholders are best served if any acquisition of TWA or a substantial percentage of the Common Stock results from arms-length negotiations and reflects the Board's or stockholders' careful consideration of the proposed terms of a transaction. In particular, the Rights are intended to help (a) reduce the risk of coercive, two-tiered, front-end loaded or partial offers which may not offer fair value to all stockholders, (b) mitigate against market accumulators who through open market or private purchases may achieve a position of substantial influence or control without paying to selling or remaining stockholders a fair control premium, and (c) deter market accumulators who are simply interested in putting a company "in play." See "Description of Capital Stock -- Rights Plan."

ANTI-TAKEOVER STATUTE

     Section 203 of the DGCL is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares) or
(c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified therein, an interested stockholder is defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, and the affiliates and associates of such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. The Certificate of Incorporation and the By-laws do not exclude TWA from the restrictions imposed under Section 203 of the DGCL, but do provide that a business combination within the meaning of Section 203 of the DGCL (i) may be approved without the approval of at least 66 2/3% of the Voting Stock if the business combination is approved by at least 80% of the directors then in office and (ii) may not be approved if votes are cast against the action by the Blocking Coalition. It is anticipated that the provisions of Section 203 of the DGCL and the provisions of the Certificate of Incorporation may encourage companies interested in acquiring TWA to negotiate in advance with the Board of Directors since the stockholder approval requirement would be avoided if 80% of the directors then in office approve either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds from the sale of any Preferred Stock, Debentures or shares of Common Stock issuable upon conversion of the Preferred Stock or the Debentures pursuant to this Prospectus, all of which will be sold by Selling Holders. Such securities as offered hereby may be sold from time to time to purchasers directly by the Selling Holders; alternatively, the Selling Holders may from time to time offer such securities to and through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of such securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of such Preferred Stock or Debentures offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the such securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or (iv) through the writing of options. At the time a particular offering of the such securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

     To comply with the securities laws of certain jurisdictions, if applicable, the Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of such Preferred Stock or Debentures will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, such securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     Pursuant to the Registration Rights Agreement, all expenses of the registration of Preferred Stock, the Debentures and the shares of Common Stock issuable upon conversion of such Preferred Stock or Debentures will be paid by the Company, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Company will indemnify the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax consequences to purchasing, acquiring and owning the Preferred Stock, the Debentures and the shares of Common Stock issuable either upon conversion of the Preferred Stock or the Debentures or pursuant to the Sales Agency Agreement. The summary is based on the Code, Treasury regulations, court decisions and IRS rulings now in effect, all of which are subject to change. The summary assumes that Preferred Stock and Debentures are held as "capital assets" as defined in the Code. The summary does not address: (1) tax consequences to any holder of the Preferred Stock, Debentures or Common Stock under any federal tax laws (including, without limitation, estate and gift tax laws) other than income tax laws or under any foreign, state or local tax laws of any type; (2) special rules pertaining to integrated transactions of which the ownership of the Preferred Stock, Debentures or Common Stock is a part, such as hedging, conversion or straddle transactions; or (3) tax consequences that result from the tax status or particular circumstances of the holder. Thus, for example, the summary does not discuss the treatment of holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, corporations subject to the alternative minimum tax, and tax-exempt entities. PROSPECTIVE PURCHASERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF THE PREFERRED STOCK, DEBENTURES OR COMMON STOCK IN LIGHT OF THEIR PERSONAL INVESTMENT CIRCUMSTANCES, AND THE CONSEQUENCES UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

DIVIDENDS ON PREFERRED STOCK

     Distributions with respect to the Preferred Stock will constitute dividends to the extent that the Company has current or accumulated earnings and profits for federal income tax purposes. Dividends paid to corporations will generally be eligible for the dividends received deduction under section 243 of the Code, subject to the limitations contained in sections 246 and 246A of the Code.

     In general, the dividends received deduction is available only if the Preferred Stock in respect of which the dividends are paid is held for at least 46 days, or at least 91 days in the case of a dividend attributable to a period or periods aggregating more than 366 days. A taxpayer's holding period for these purposes is reduced by periods during which the taxpayer's risk of loss with respect to the stock is considered diminished by reason of the existence of options, contracts to sell or other similar transactions. The dividends received deduction will also not be available if the taxpayer is under an obligation to make related payments with respect to positions in substantially similar or related property. The dividends received deduction will be limited to specified percentages of the holder's taxable income and may be reduced or eliminated if the holder has indebtedness "directly attributable to its investment" in the stock. Prospective corporate purchasers of Preferred Stock should consult their own tax advisors to determine whether these limitations might apply to them.

     If distributions with respect to the shares of Preferred Stock exceed the Company's current and accumulated earnings and profits, the excess will be applied against and reduce the holder's tax basis in the Preferred Stock. Any amount in excess of the amount of the dividend and the amount applied against basis will be treated as capital gain, which will be long-term if the holder's holding period for the Preferred Stock exceeds one year.

     Due to, among other things, the '93 and '95 Reorganizations, the amount, if any, at December 31, 1995 of the Company's accumulated earnings and profits for federal income tax purposes is unclear and no assurance can be given that the Company will have current earnings and profits in any period. As a result, no assurance can be given that any distribution on the Preferred Stock will be treated as a dividend for which the dividends received deduction will be available.

     Legislation recently proposed by the Clinton administration, if enacted, would reduce the inter-corporate dividends received deduction (currently 70 percent for corporations owning less than 20 percent of the distributing corporation) to 50 percent. In addition, the 46 day (or 91 day) holding period would have to be satisfied during the period beginning 45 (or 90) days before the ex-dividend date and ending 45 (or 90) days thereafter.

EXTRAORDINARY DIVIDENDS

     If a corporate holder of Preferred Stock receives an "extraordinary dividend" from the Company with respect to stock which it has not held for two years on the dividend announcement date, the basis of the Preferred Stock will be reduced (but not below zero) by the non-taxed portion of the dividend; i.e., the portion of the dividend which is not taxed because of the dividend received deduction. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion of an extraordinary dividend has not been applied to reduce basis, such amount will be treated as gain from the sale or exchange of stock when such stock is disposed of. An "extraordinary dividend" on the Preferred Stock would include (i) a dividend that equals or exceeds 5% of the holder's adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a period of 85 consecutive days as one dividend, or
(ii) all dividends on such stock received by such holder if the aggregate amount of such dividends having ex-dividend dates within a period of 365 consecutive days exceeds 20% of the holder's adjusted tax basis in the stock. A holder may elect to use the fair market value of the stock rather than its adjusted basis for purposes of applying the 5% or 20% limitation if the holder is able to establish such fair market value to the satisfaction of the IRS. An "extraordinary dividend" would also include any amount treated as a dividend in the case of a redemption of the Preferred Stock that is non-pro rata as to all shareholders, without regard to the period the holder held the stock.

     Special rules apply with respect to "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to preferred stock which (i) provides for fixed preferred dividends payable no less often than annually and (ii) is not in arrears as to dividends when acquired, provided the actual rate of return on such stock, as determined under section 1059 (e) (3) of the Code, does not exceed 15%. Where a qualified preferred dividend exceeds the 5% or 20% limitation described above, the extraordinary dividend rules will not apply if the taxpayer holds the stock for more than five years. If the taxpayer disposes of the stock before it has been held for more than five years, the aggregate reduction in basis will not exceed the excess of the qualified preferred dividends paid on such stock during the period held by the taxpayer over the qualified preferred dividends which would have been paid during such period on the basis of the stated rate of return as determined under section 1059 (e) (3) of the Code. The length of time that a taxpayer is deemed to have held stock for this purpose is determined under principles similar to those applicable for purposes of the dividends received deduction discussed above.

     Recently proposed legislation, if enacted, would amend section 1059 of the Code in certain respects and would require immediate gain recognition whenever the basis of the stock with respect to which any extraordinary dividend was received would otherwise be reduced below zero.

REDEMPTION PREMIUM

     Under section 305 of the Code, if a corporation issues preferred stock that may be redeemed at a price higher than the issue price, the difference (the redemption premium) may be treated in certain circumstances as a constructive distribution of additional stock on preferred stock that is taken into account under principles similar to those described under "-- Original Issue Discount" below. In that event, a holder would be required to include in gross income (irrespective of its method of accounting) a portion of the redemption premium (which would be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits) for each year during which it holds the Preferred Stock. Under recently promulgated Treasury Regulations, constructive distribution treatment is required in the case of callable preferred stock, such as the Preferred Stock, only if, based on all of the facts and circumstances as of the issue date, redemption pursuant to such call right is more likely than not to occur. In the case of stock which may be redeemed at more than one time, constructive distribution treatment is determined by reference to the time and price at which redemption is most likely to occur (based on the facts and circumstances as of the issue date), which, in the case of the time, generally is the date on which the corporation minimizes the rate of return to the holder. Even if redemption is more likely than not to occur, constructive distribution treatment is not required if the redemption premium is solely in the nature of a penalty for premature redemption; i.e., it is a premium paid as a result of changes in economic or market conditions over which neither the issuer nor the holder has legal or practical control. The Treasury Regulations also provide a safe harbor pursuant to which an issuer's right to redeem will not be treated as more likely than not to occur if: (i) the issuer and the holder are not related parties (as defined in the Regulations); (ii) there are no plans, arrangements, or agreements that effectively require or are intended to compel the issuer to redeem the stock; and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under principles similar to those described under "-- Original Issue Discount" below. The Company anticipates that the Preferred Stock will satisfy the requirements for the safe harbor and that constructive distribution treatment of the redemption premium will not be required.

LIQUIDATED DAMAGES

     The tax treatment of any Liquidated Damages which become payable with respect to the Preferred Stock is unclear. Such Liquidated Damages could be treated as dividend distributions to the extent of the Company's current or accumulated earnings and profits, in which case the receipt or accrual of such Liquidated Damages could be eligible for the dividends received deduction discussed above under "-- Dividends on Preferred Stock." In that case it is not clear whether a holder of the Preferred Stock would include the amount of such Liquidated Damages in income (to the extent that the dividends received deduction is not available) when received or accrued in accordance with the holder's method of accounting for federal income tax purposes, or alternatively whether it must be accrued into income under principles similar to those applicable to contingent interest described under "-- Original Issue Discount." However, such Liquidated Damages could also be treated as the payment of damages in satisfaction of a claim for breach of a contractual obligation rather than a dividend distribution. In that case, the receipt or accrual of such Liquidated Damages would be taken into income in accordance with the holder's method of accounting for federal income tax purposes and the dividends received deduction would not be applicable. If Liquidated Damages become payable, the Company intends to treat the Liquidated Damages on the Preferred Stock as the payment of damages in satisfaction of a claim for breach of a contractual obligation.

SALE OR REDEMPTION FOR CASH

     A sale of Preferred Stock generally will give rise to gain or loss to the holder measured by the difference between the amount realized on such sale and the holder's tax basis in the shares sold. In general, a holder who sells Preferred Stock after the record date for a dividend distribution will be treated as the recipient of the dividend income.

     A redemption of shares of Preferred Stock by the Company for cash will be a taxable event. A redemption of Preferred Stock for cash will be treated under section 302 of the Code as a distribution taxable as a dividend to redeeming holders to the extent of the Company's current or accumulated earnings and profits unless the redemption: (i) results in a "complete termination" of the holder's interest in the Company (within the meaning of section 302(b)(3) of the Code); (ii) is "substantially disproportionate" with respect to the holder under section 302(b)(2) of the Code; or (iii) is "not essentially equivalent to a dividend" (within the meaning of section 302 (b)(l) of the Code). In determining whether any of these tests has been met, shares considered to be owned by the holder by reason of the constructive ownership rules set forth in section 318 of the Code, as well as shares actually owned, will be taken into account. If any of the foregoing tests are met, the redemption of shares of Preferred Stock for cash will result in taxable gain or loss equal to the difference between the amount of cash received and the holder's tax basis in the redeemed shares. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period for the redeemed shares exceeds one year.

     If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, the holder will be taxed on the payment received in the same manner as described above under "-- Dividends on Preferred Stock," and the holder's adjusted tax basis in the redeemed Preferred Stock will be transferred to any remaining shares held by such holder in the Company. If the holder does not retain any stock ownership in the Company, then such holder may lose such basis completely. Any redemption of the Preferred Stock that is treated as a dividend and that is non-pro rata as to all stockholders may be subject to the "extraordinary dividend" provisions of section 1059 of the Code applicable to certain corporate holders as discussed above. See "-- Dividends on Preferred Stock."

     Recently proposed legislation, if enacted, would require a corporate shareholder to recognize gain immediately with respect to any redemption treated as a dividend when the non-taxed portion of the dividend exceeds the basis of the shares surrendered, if the sale or redemption is treated as a dividend due to options being counted as stock ownership.

CLASSIFICATION OF THE DEBENTURES

     Although the characterization of an instrument as debt or equity must be based on all facts and circumstances, which, in the case of the Debentures (which will be issued no earlier than March 15, 1998), cannot presently be known, the Company anticipates that the Debentures will be treated as debt for federal income tax purposes. Accordingly, the remainder of this discussion assumes that the Company will so treat the Debentures and that such treatment will be respected.

EXCHANGE FOR DEBENTURES

     An exchange of shares of Preferred Stock for Debentures would also be subject to the rules of section 302 of the Code described above. Since a holder of Debentures will be treated under the constructive ownership rules as owning the Common Stock into which the Debentures are convertible, the exchange by itself would not qualify under the "complete termination" test described above. The "not essentially equivalent to a dividend" or "substantially disproportionate" tests could be met only if the exchange were regarded as resulting in a reduction in the holder's proportionate interest in the Company. If none of these tests is met, the fair market value of the Debentures received upon the exchange will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits (although such treatment would be changed for corporations under pending legislation described above). Prospective purchasers should consult their own tax advisors regarding satisfaction of the Code section 302 tests in their particular circumstances, including the possibility that a sale of a part of the holder's Preferred Stock or the Debentures received might be regarded as reducing the holder's interest in the Company, thereby satisfying one of the tests under section 302(b) of the Code. In such a case, the shareholder will recognize capital gain or loss on the exchange (and, in addition, a holder who exchanges Preferred Stock after the record date for a dividend distribution will be treated as the recipient of the dividend income). For purpose of determining the amount of gain or loss, the amount realized in the exchange attributable to the Debenture will be the issue price of the Debenture as determined for original issue discount purposes. See "-- Original Issue Discount" below. Such gain or loss will be long-term capital gain or loss if the holder's holding period for the Preferred Stock exceeds one year. The installment method will not be available for reporting such gain in the event that either the Preferred Stock or the Debentures are traded or readily tradable on an established securities market.

     If the redemption does not satisfy the tests of section 302 (b) of the Code and the fair market value of the Debentures exceeds the Company's current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of the holder's tax basis in the Preferred Stock. Any amount in excess of the amount of the dividend and the return of capital will be treated as capital gain, which will be long-term if the holding period exceeds one year. If the holder retains any stock in the Company, the remaining tax basis in the Preferred Stock will be transferred to the retained stock. If the holder retains no stock in the Company, it is unclear whether the remaining tax basis in the Preferred Stock will be transferred to the Debentures or will be lost. As noted above, an "extraordinary dividend" includes any redemption of stock that is treated as a dividend and that is non-pro rata as to all stockholders, irrespective of the holding period. Consequently, an exchange of Preferred Stock for Debentures that is treated as a dividend may constitute an extraordinary dividend.

     The Debentures for which Preferred Stock may be exchanged will be issuable only in denominations of $1,000 and integral multiples thereof. See "Description of the Preferred Stock -- Exchange Provisions." Accordingly, a holder exchanging Preferred Stock for Debentures will receive cash (rather than Debentures) to the extent that, absent the foregoing rule, the exchange would result in the receipt of an amount of Debentures that is not an integral multiple of $1,000. Any Preferred Stock for which cash is received in an exchange for Debentures under this rule will be treated as redeemed for cash, with the results described above under "-- Sale or Redemption for Cash."

STATED INTEREST

     Stated interest on the Debentures will be includable in income in accordance with the holder's method of accounting.

ORIGINAL ISSUE DISCOUNT

     If the Preferred Stock is exchanged for Debentures having a stated redemption price at maturity that exceeds their issue price by an amount equal to or greater than one-fourth of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, the Debentures will be treated as having original issue discount equal to the entire amount of such excess. In the event that, at any time during the 60-day period ending 30 days after the issue date, the Debentures are traded on an established securities market, the issue price of the Debentures will be their fair market value as determined as of the issue date. If the Debentures are not traded on an established securities market during the above-described 60-day period, but the Preferred Stock is so traded, the issue price of the Debentures will be the fair market value of the Preferred Stock as of the issue date. In the event that neither the Preferred Stock nor the Debentures are traded on an established securities market within the above-described 60-day period, the issue price of the Debentures will be their stated principal amount, unless (i) the Debentures do not bear "adequate stated interest" within the meaning of section 1274 of the Code, in which case the issue price will be equal to their "imputed principal amount" as determined under section 1274 of the Code or (ii) the Debentures are issued in a so-called "potentially abusive situation," as defined in the regulations under section 1274 of the Code (including a situation involving a recent sales transaction), in which case the issue price of the Debentures will be the fair market value of the Preferred Stock surrendered in exchange therefor.

     A holder of a Debenture would generally be required to include in gross income (irrespective of its method of accounting) a portion of the original issue discount for each year during which it holds the Debenture, even though the cash to which such income is attributable would not be received until maturity or redemption of the Debenture. The amount of any original issue discount included in income for each year would be calculated under a constant-yield-to-maturity formula that would result in the allocation of less original issue discount to the early years of the term of the Debenture and more original issue discount to later years. In determining the yield and maturity of a debt instrument which contains a call option, such as the Debentures, the Company would be deemed to exercise the call option in a manner that minimizes the yield on the debt instrument.

     In addition, because the Debentures provide for payment of Liquidated Damages under certain conditions, the amount of such Liquidated Damages might be treated as contingent interest payable on the Debentures rather than damages payable in satisfaction of a claim for breach of contract. If the Liquidated Damages are considered to be contingent interest on the Debentures, under current law, it appears that a holder of Debentures generally will be required to include contingent interest in income when received or accrued in accordance with the holder's method of accounting for federal income tax purposes. However, there is no controlling authority directly on point, and the Internal Revenue Service might assert and a court might find that contingent interest should be treated in some other manner which could affect the amount, character and timing of income recognized by a holder with respect to a Debenture. If the Liquidated Damages on the Debentures become fixed in amount, a holder could be required to accrue the Liquidated Damages in income after the amount thereof becomes fixed. In addition, under proposed Treasury Regulations issued December 15, 1994 with respect to contingent payments to be effective for debt instruments issued on or after the date that is 60 days after the date final regulations are published in the Federal Register, interest (including contingent interest, stated interest and original issue discount) on the Debentures could accrue based upon a projected payment schedule which the Company would be obligated to prepare and which generally would be binding on a holder. If Liquidated Damages become payable, the Company intends to treat Liquidated Damages on the Debentures as the payment of damages in satisfaction of a claim for breach of contract.

     If a Debenture is issued with a yield to maturity at least 5 percentage points above the applicable federal rate in effect for the month in which it is issued and with "significant original issue discount" (within the meaning of section 163 (1)(2) of the Code), the Debenture would generally be subject to the "high yield discount obligations" rules under section 163 (e)(5)(C) of the Code. In such a case, the Company would not be entitled to a deduction with respect to a certain portion of the original issue discount (the "Disqualified Portion" within the meaning of section 163 (e)(5)(C) of the Code), and the remainder of the original issue discount would not be deductible by the Company until paid. In addition, the Disqualified Portion of the original issue discount would be treated as a distribution with respect to the stock of the Company and the rules applicable to distributions with respect to the Preferred Stock would apply.

BOND PREMIUM ON DEBENTURES

     If the Debentures are acquired in an exchange for Preferred Stock at a time when the issue price of the Debentures exceeds the amount payable at the maturity (or earlier call date, if appropriate) of the Debentures, or if the Debentures are acquired by a subsequent purchaser for an amount in excess of the amount payable at maturity or earlier call date, such excess (excluding the amount thereof attributable to the conversion feature) will be deductible by the holder of such Debentures as amortizable bond premium over the term of the Debentures (taking into account earlier call dates, as appropriate), under a constant-yield-to-maturity formula, if an election by the taxpayer under section 171 of the Code is in effect or is made. Such election would apply to all obligations owned or subsequently acquired by the taxpayer. Except as may otherwise be provided in future regulations, the amortizable bond premium will be treated as an offset to interest income on the Debentures rather than as a separate deduction item.

MARKET DISCOUNT ON RESALE OF DEBENTURES

     The market discount provisions of sections 1276 through 1278 of the Code may adversely affect a disposition (including a redemption or retirement) of the Debentures. If a holder acquires (other than at original issue) a Debenture at a market discount which equals or exceeds one-fourth of 1% of the stated redemption price at maturity times the number of remaining complete years to maturity and thereafter recognizes gain upon a disposition of the Debenture, the lesser of (i) such gain, or (ii) the portion of the market discount which accrued while the Debenture was held by such holder, will be treated as ordinary income (and not as capital gain) at the time of the disposition. For these purposes, market discount equals the excess of the stated redemption price at maturity (or, if the Debenture is issued with original issue discount, its revised issue price as defined in the Code) over the adjusted tax basis of the Debenture in the hands of a holder immediately after its acquisition. Market discount would generally accrue on a straight line basis over the term of the Debenture, except that, at the election of the holder, it will accrue on an economic accrual basis. A holder of the Debenture may elect to include any market discount in income currently rather than upon disposition of the Debenture. This election is recoverable only with the consent of the Internal Revenue Service and applies to all market discount bonds acquired by the holder on or after the first day of the taxable year in which the holder makes the election.

     A holder of any Debenture who acquired it at a market discount may be required to defer the deduction of all or a portion of any interest paid or accrued on any indebtedness incurred or continued to purchase or carry the Debenture until the market discount is recognizable upon a subsequent disposition of the Debenture. Such deferral is not required, however, if the holder elects to include accrued market discount in income currently.

REDEMPTION OR SALE OF DEBENTURES

     Generally a redemption or sale of the Debentures will result in taxable gain or loss equal to the difference between the amount of cash and fair market value of other property received and the bolder's adjusted tax basis in the Debentures. To the extent that the amount received is attributable to accrued interest, however, that amount will be taxed as ordinary income. The tax basis of a holder who received the Debentures in exchange for shares of Preferred Stock will generally be equal to the fair market value of the Debentures at the time of exchange plus any original issue discount included in the holder's income or minus any premium previously allowed as an offset to interest income on the Debentures. Such gain or loss will be capital gain or loss and will be long-term gain or loss if the holder's holding period for the Debentures exceeds one year. Any unamortized bond premium as of the time of a complete redemption will be deductible as an ordinary loss.

     If the Debentures are issued with original issue discount and the Company were found to have had an intention at the time the Debentures were issued to call them before maturity, any gain realized on a sale or redemption of Debentures prior to maturity would be considered ordinary income to the extent of any unamortized original issue discount for the period remaining to the stated maturity of the Debentures. The Company cannot predict whether it would be found to have an intention to call the Debentures before their maturity.

CONVERSION OF PREFERRED STOCK OR DEBENTURES INTO COMMON STOCK

     No gain or loss will generally be recognized upon conversion of shares of Preferred Stock or Debentures into shares of Common Stock, except with respect to any cash paid in lieu of fractional shares of Common Stock and except possibly to the extent, if any, that Rights are received with the Common Stock that are deemed to constitute property with value separate from the Common Stock. Pursuant to a published ruling of the IRS, the Company believes that the Rights should not be deemed to constitute property with value separate from the Common Stock so long as the Rights remain contingent, nonexercisable, and subject to redemption by the Company. However, there can be no assurance that the IRS will not take a contrary view with respect to the tax treatment of the receipt of the Rights. Additionally, if the conversion takes place when there is a dividend arrearage on the Preferred Stock and the fair market value of the Common Stock exceeds the issue price of the Preferred Stock, a portion of the Common Stock received might be treated as a dividend distribution, taxable as ordinary income. Assuming the conversion is not treated as resulting in the payment of a dividend, the tax basis of the Common Stock received upon conversion will be equal to the tax basis of the shares of Preferred Stock or the Debentures converted therefor (other than the portion of the tax basis of the Preferred Stock or Debentures attributed to a fractional share of Common Stock for which cash is received by the holder) and the holding period of the Common Stock received upon conversion will include the holding period of the shares of Preferred Stock or the Debentures converted. The tax basis of any Common Stock treated as a dividend will be equal to its fair market value on the date of the distribution.

ADJUSTMENT OF CONVERSION PRICE

     Holders of convertible preferred stock or convertible debentures may be deemed to have received constructive distributions where the conversion price is adjusted to reflect property distributions with respect to stock into which such preferred stock or debentures are convertible. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the preferred stock or debentures, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Preferred Stock and the Debentures may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments were made, the holders of Preferred Stock or Debentures might be deemed to have received constructive distributions taxable under the rules described above. Similarly, in certain circumstances, the failure to make appropriate adjustments to the conversion price of the Preferred Stock or the Debentures may be treated as a constructive distribution.

BACKUP WITHHOLDING

     Under the backup withholding provisions of the Code and applicable Treasury regulations, a holder of Preferred Stock, Debentures or Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends or interest paid on, original issue discount accrued with respect to, or the proceeds of a sale, exchange or redemption of, Preferred Stock, Debentures or Common Stock, unless such holder (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

SPECIAL TAX RULES APPLICABLE TO FOREIGN HOLDERS

     For purposes of the following discussion, a "United States Alien Holder" is any holder who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership.

     Income received by a United States Alien Holder in the form of dividends on Preferred Stock or Common Stock or interest and original issue discount on the Debentures will be subject to a United States federal withholding tax at a 30% rate upon the actual payment of the dividends, interest or original issue discount except as described below and except where an applicable tax treaty provides for the reduction or elimination of such withholding tax. However, a United States Alien Holder generally will be taxed in the same manner as a United States corporation or resident with respect to such income if such income is effectively connected with the conduct of a trade or business in the United States. Such effectively connected income received by a United States Alien Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate, or, if applicable, a lower treaty rate.

     Payments of interest and original issue discount on the Debentures received by a United States Alien Holder will not be subject to United States federal withholding tax provided that (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the holder is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the holder is not party to a conduit financing arrangement involving a person described in (a) or (b) above, and (d) either (1) the beneficial owner of the Debenture, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (2) the holder is a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to the Company or its agent a copy thereof.

     A United States Alien Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale or exchange of Preferred Stock, Common Stock, or Debentures unless (i) the holder is an individual who was present in the United States for 183 days or more during the taxable year or (ii) the gain is effectively connected with a United States trade or business of the holder. Upon a redemption of the Preferred Stock for cash or Debentures, the Company may be required to withhold tax on the entire amount of the proceeds at a 30% rate or a lower treaty rate applicable to dividends. In the case of an exchange of Preferred Stock for Debentures, this requirement would result in a United States Alien Holder receiving a reduced principal amount of Debentures.

     Dividends paid to United States Alien Holders outside the United States that are subject to the withholding tax described above will generally be exempt from United States backup withholding tax and United States information reporting requirements, other than reporting of dividend payments for purposes of the withholding tax noted above. Backup withholding and information reporting generally will not apply to payments of interest outside the United States if the certification described above is received, provided the payor does not have actual knowledge that the holder is a United States person. The payor of the dividends may generally rely on a payee's address outside the United States in determining that the regular withholding tax discussed above applies and consequently that the back-up withholding provisions do not apply. It is not clear how withholding would apply to constructive dividends under section 305 of the Code.

     The payment of the proceeds of the sale of Preferred Stock, Common Stock or Debentures to or through the United States office of a broker will be subject to information reporting and possible backup withholding at a rate of 31% unless the owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the sale of Preferred Stock, Common Stock or Debentures to or through the foreign office of a broker generally will not be subject to this backup withholding tax. In the case of the payment of proceeds from the disposition of Preferred Stock, Common Stock or Debentures through a foreign office of a broker that is a United States person or a "United States related person," existing regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a non-United States person and the broker has no actual knowledge to the contrary. For this purpose, a "United States related person" is (i) a "controlled foreign corporation" for United States federal income tax purposes, or (ii) a foreign person 50% or more of whose gross income from all sources for a specified period is derived from activities that are effectively connected with the conduct of a United States trade or business. Regulations currently in effect reserve on the question of whether reportable payments made through foreign offices of a broker that is a United States person or "United States related person" will be subject to backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Alien Holder will be allowed as a refund or a credit against such United States Alien Holder's United States federal income tax, provided that the required information is furnished to the IRS.

                               VALIDITY OF SHARES

     The validity of the securities offered hereby was passed upon for the Company by Smith, Gambrell & Russell, 1230 Peachtree Street, NE, Suite 3100, Atlanta, Georgia 30309.

                                    EXPERTS

     The consolidated financial statements and related schedules of the Company incorporated in this Prospectus and elsewhere in the Registration Statement by reference to the Company's Annual Report on Form 10-K for the most recent fiscal year ended December 31, 1995 have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Their report refers to the application of fresh start reporting in connection with the '95 Reorganization and the '93 Reorganization.

             ------------------------------------------------------
             ------------------------------------------------------

  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    3
Incorporation of Certain Documents by
  Reference...........................    3
Prospectus Summary....................    5
Risk Factors..........................    6
Use of Proceeds.......................   15
Selected Consolidated Financial and
  Operating Data......................   16
Recent Developments...................   18
Selling Holders.......................   18
Description of the Preferred Stock....   19
Description of the Debentures.........   25
Description of Capital Stock..........   32
Registration Rights Agreement.........   36
Certain Provisions of the Certificate
  of Incorporation, the By-Laws and
  Delaware Law........................   37
Plan of Distribution..................   41
Certain Federal Income Tax
  Considerations......................   42
Validity of Shares....................   50
Experts...............................   50


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                  TRANS WORLD
                                 AIRLINES, INC.

                                3,869,000 SHARES
                                       OF
                           8% CUMULATIVE CONVERTIBLE
                          EXCHANGEABLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

                         $193,450,000 PRINCIPAL AMOUNT
                                       OF
                          8% CONVERTIBLE SUBORDINATED
                              DEBENTURES DUE 2006

                              9,544,823 SHARES OF
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
             ------------------------------------------------------
             ------------------------------------------------------

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     SEC registration fee.....................................................  $ 66,707
     Accounting fees..........................................................    50,000*
     Legal fees...............................................................   120,000*
     Qualification under state securities laws................................     5,000*
     Miscellaneous............................................................    25,293
                                                                                --------
               TOTAL..........................................................  $267,000
                                                                                ========

- ---------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of TWA and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to TWA.


     The eleventh article of TWA's Third Amended and Restated Certificate of Incorporation ("Article Eleventh") provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Company may adopt By-Laws or enter into agreements with any such person for the purpose of providing for such indemnification.


     To the extent that a director or officer of the Company has been successful on the merits or otherwise (including without limitation settlement by nolo contendere) in defense of any action, suit or proceeding referred to in the immediately preceding paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith.

     Expenses incurred by an officer, director, employee or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company against such expenses as authorized by Article Eleventh and the Company may adopt By-Laws or enter into agreements with such persons for the purpose of providing for such advances.

     The indemnification permitted by Article Eleventh shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article Eleventh or otherwise.

     If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

     The obligations of the Company to indemnify any person serving as one of its directors, officers or employees as of or following the Company's '93 Reorganization, by reason of such person's past or future service in such a capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in Article Eleventh or in similar constituent documents or by statutory law or written agreement of or with the Company, shall be deemed and treated as executory contracts assumed by the Company pursuant to the Company's '93 Reorganization. Accordingly, such indemnification obligations survive and were unaffected by the entry of the order confirming the Company's '93 Reorganization. The obligations of the Company to indemnify any person who, as of the '93 Reorganization, was no longer serving as one of its directors, officers or employees, which indemnity obligation arose by reason of such person's prior service in any such capacity, or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the certificate of incorporation, by-laws or other constituent documents or by statutory law or written agreement of or with TWA were terminated and discharged pursuant to Section 502(e) of the United States Bankruptcy Code or otherwise, as of the date the '93 Reorganization was confirmed. Nothing contained in the Second Amended and Restated Certificate of Incorporation of the Company shall be deemed to reinstate any obligation of the Corporation to indemnify any person or entity, which was otherwise released under or in connection with the Comprehensive Settlement Agreement entered into pursuant to the '93 Reorganization.

ITEM 16. EXHIBITS

  *2.1.1      -- Second Amended Plan of Reorganization, dated May 28, 1993 (Exhibit 28.1 to 6/93
                 8-K)
  *2.1.2      -- Modifications to the Second Amended Plan of Reorganization, dated August 10,
                 1993; Supplemental Modifications to the Second Amended Plan of Reorganization,
                 dated August 11, 1993; and Second Supplemental Modifications to the Second
                 Amended Plan of Reorganization, dated August 12, 1993 (Exhibit 2.1 to 6/93 10-Q)
  *2.2        -- Confirmation Order, dated August 12, 1993, with Exhibits A-L attached (Exhibit
                 2.2 to 6/93 10-Q)
  *2.3        -- Final Decree, dated June 21, 1995, related to the '93 Reorganization (Exhibit
                 2.3 to 6/95 10-Q)
  *2.4        -- Joint Plan of Reorganization, dated May 12, 1995 (Appendix B to the Registrant's
                 Registration Statement on Form S-4, Registration Number 33-84944, as amended)
  *2.5        -- Modifications to Joint Plan of Reorganization, dated July 14, 1995 and
                 Supplemental Modifications to Joint Plan of Reorganization dated August 2, 1995
                 (Exhibit 2.5 to 6/95 10-Q)
  *2.6        -- Findings of Fact, Conclusions of Law and Order Confirming Modified Joint Plan of
                 Reorganization, dated August 4, 1995, with Exhibits A-B attached (Exhibit 2.6 to
                 6/95 10-Q)
  *2.7        -- Final Decree, dated December 28, 1995, related to the '95 Reorganization
                 (Exhibit 2.7 to 12/31/95 Form 10-K)
  *3(i)       -- Amended and Restated Certificate of Incorporation of Trans World Airlines, Inc.
                 (2)

  *3(ii)      -- Amended and Restated By-Laws of Trans World Airlines, Inc., effective July 25,
                 1995 (Exhibit 3(ii) to 6/95 10-Q)
  *3(iii)     -- Second Amended and Restated Certificate of Incorporation of the Registrant
                 (Exhibit 3(iii) to 12/31/95 Form 10-K)
   3(iv)      -- Third Amended and Restated Certificate of Incorporation of the Registrant
  *4.1        -- Voting Trust Agreement, dated November 3, 1993, between TWA and LaSalle National
                 Trust, N.A. as trustee (Exhibit 4.3 to 9/93 10-Q)
  *4.2        -- IAM Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated August 31, 1993, between TWA, the IAM Plan Trustee Committee and the IAM
                 Trustee (Exhibit to 9/93 10-Q)
  *4.3        -- IFFA Trans World Employees' Stock Ownership Plan and related Trust Agreement, dated August 31, 1993, between TWA, the IFFA Plan Trustee Committee and the IFFA
                 Trustee (Exhibit 4.5 to 9/93 10-Q)
  *4.4        -- Trans World Airlines, Inc. Employee Stock Ownership Plan, dated August 31, 1993,
                 First Amendment thereto, dated October 31, 1993, and related Trust Agreement, dated August 31, 1993, between TWA and the ESOP Trustee (Exhibit 4.6 to 9/93
                 10-Q)
  *4.5        -- ALPA Stock Trust, dated August 31, 1993, between TWA and the ALPA Trustee
                 (Exhibit 4.7 to 9/93 10-Q)
  *4.6        -- Stockholders Agreement, dated November 3, 1993, among TWA, LaSalle National
                 Trust, N.A., as Voting Trustee and the ALPA Trustee, IAM Trustee, IFFA Trustee
                 and Other Employee Trustee (each as defined therein), as amended by the Addendum to Stockholders dated November 3, 1993 (Exhibit 4.8 to 9/93 10-Q)
  *4.7        -- Registration Rights Agreement, dated November 3, 1993, between TWA and the
                 Initial Significant Holders (Exhibit 4.9 to 9/93 10-Q)
  *4.8        -- Indenture between TWA and Shawmut Bank, National Association, dated November 3,
                 1993 relating to TWA's 10% Senior Secured Notes Due 1998 (Exhibit 4.10 to 9/93
                 10-Q)
  *4.9        -- Indenture between TWA and Harris Trust and Savings Bank, dated November 3, 1993 relating to TWA's 8% Senior Secured Notes Due 2000 (Exhibit 4.11 to 9/93 10-Q)
  *4.10       -- Indenture between TWA and American National Bank and Trust Company of Chicago,
                 N.A., dated November 3, 1993 relating to TWA's 8% Secured Notes Due 2001
                 (Exhibit 4.12 to 9/93 10-Q)
  *4.11       -- Indenture between TWA and Shawmut Bank Connecticut, National Association, dated
                 November 3, 1993 relating to TWA's 11% Senior Secured Notes Due 1997 (Exhibit
                 4.13 to 9/93 10-Q)
  *4.12       -- The TWA Air Line Pilots 1995 Employee Stock Ownership Plan, effective as of
                 January 1, 1995 (Exhibit 4.12 to 9/95 10-Q)
  *4.13       -- TWA Air Line Pilots Supplemental Stock Plan, effective September 1, 1994
                 (Exhibit 4.13 to 9/95 10-Q)
  *4.14       -- TWA Air Line Pilots Supplemental Stock Plan Trust, effective August 23, 1995
                 (Exhibit 4.14 to 9/95 10-Q)
  *4.15       -- TWA Air Line Pilots Supplemental Stock Plan Custodial Agreement, effective
                 August 23, 1995 (Exhibit 4.15 to 9/95 10-Q)
  4.16        -- Form of Indenture relating to TWA's 8% Convertible Subordinated Debentures Due
                 2006
   5          -- Opinion of Smith, Gambrell & Russell, Counsel of the Registrant(3)
  *10.1.1     -- Icahn Receivables Facility Loan documents, dated January 5, 1993 (Exhibit
                 10(iv)(4) to '92 10-K)

  *10.1.2     -- Icahn Asset-Based Facility Loan documents, dated January 5, 1993 (Exhibit
                 10(iv)(5) to '92 10-K)
  *10.2.1     -- Asset Purchase Agreement, dated as of November 4, 1993, between TWA and St.
                 Louis (Exhibit 10.2 to 9/93 10-Q)
  *10.2.2     -- Equipment Operating Lease Agreement, dated November 4, 1993, between TWA and St.
                 Louis (Exhibit 10.2 to 9/93 10-Q)
  *10.2.3     -- Cargo Use Amendment, dated November 4, 1993 between TWA and St. Louis (Exhibit F to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)
  *10.2.4     -- Use Amendment 1993, dated November 4, 1993, between TWA and St. Louis (Exhibit E to the Asset Purchase Agreement) (Exhibit 10.2 to 9/93 10-Q)
  *10.3.1     -- Amendment Number One to the Note Purchase and Security Agreement, dated October
                 26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)
  *10.3.2     -- Amendment Number One to the Equipment Purchase Contract, dated October 26, 1993, between TWA and Rolls-Royce (Exhibit 10.3 to 9/93 10-Q)
  *10.4       -- Amendment Number Two to the AVSA Agreement dated June 1, 1989 between TWA and
                 AVSA, dated August 25, 1993 (Exhibit 10.4 to 9/93 10-Q)
  *10.5.1     -- First Amendment to Aircraft Installment Sale Agreement, dated November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N605TW (Exhibit 10.5 to 9/93 10-Q)
  *10.5.2     -- First Amendment to Aircraft Installment Sale Agreement, dated November 1, 1993, among TWA, the Vendors, and ITOCHU with respect to aircraft N603TW (Exhibit 10.5 to 9/93 10-Q)
  *10.5.3     -- First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
                 1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 1 (Exhibit
                 10.5 to 9/93 10-Q)
  *10.5.4     -- First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
                 1993, among TWA, the Vendors, and ITOCHU, as to ITOCHU Amendment No. 2 (Exhibit
                 10.5 to 9/93 10-Q)
  *10.6.1     -- Deferral Agreement and First Amendment to Aircraft Installment Sale Agreement
                 No. 1, dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N601TW (Exhibit 10.6 to 9/93 10-Q)
  *10.6.2     -- Deferral Agreement and First Amendment to Aircraft Installment Sale Agreement,
                 dated November 1, 1993, among TWA, the Vendors, and ORIX with respect to aircraft N603TW (Exhibit 10.6 to 9/93 10-Q)
  *10.6.3     -- First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
                 1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 1 (Exhibit 10.6
                 to 9/93 10-Q)
  *10.6.4     -- First Amendment to Security Agreement and Chattel Mortgage, dated November 1,
                 1993, among TWA, the Vendors, and ORIX, as to ORIX Amendment No. 2 (Exhibit 10.6
                 to 9/93 10-Q)
  *10.7.1     -- Purchase Agreement, dated October 5, 1993, between TWA and Pacific AirCorp 747,
                 Inc. with respect to aircraft N93107 and N93108 (Exhibit 10.7 to 9/93 10-Q)
  *10.7.2     -- Lease Agreement 107, dated October 5, 1993, between Pacific AirCorp 747, Inc.
                 and TWA with respect to aircraft N93107 (Exhibit 10.7 to 9/93 10-Q)
  *10.7.3     -- Lease Agreement 108, dated October 5, 1993, between Pacific AirCorp 747, Inc.
                 and TWA with respect to aircraft N93108 (Exhibit 10.7 to 9/93 10-Q)
  *10.8       -- '92 Labor Agreements (Exhibits 2.1, 2.2 and 2.3 to 9/92 8-K)

  *10.9       -- Comprehensive Settlement Agreement, dated January 5, 1993 (Exhibit 10(iv)(1) to
                 '92 10-K)
  10.9.1      -- Omnibus Amendment and Supplement to Agreements between TWA and Karabu Corp.
                 dated as of March 28, 1994(1)
  *10.10.1    -- Orders of the Bankruptcy Court, dated October 29, 1993 and September 8, 1993, respectively, relating to employment and severance of Glenn R. Zander (Exhibit
                 10.10 to '93 10-K)
  *10.10.2    -- Order of the Bankruptcy Court, dated January 12, 1993, designating Glenn R.
                 Zander and Robert H. H. Wilson as Responsible Persons of TWA (Exhibit 10.10 to
                 '93 10-K)
  *10.10.3    -- Amended Letter Agreement, dated January 7, 1993, between TWA and Glenn R. Zander relating to employment by TWA (Exhibit 10.10 to '93 10-K)
  *10.11      -- Amended Letter Agreement, dated January 7, 1993, between TWA and Robert H. H.
                 Wilson relating to employment by TWA (Exhibit 10.11 to '93 10-K)
  *10.12      -- Agreement, dated January 6, 1994, between TWA and William R. Howard relating to resignation and termination of employment agreement (Exhibit 10.12 to '93 10-K)
  *10.13      -- Memorandum of Understanding, dated April 13, 1994, between TWA and Jeffrey H.
                 Erickson relating to employment by TWA (Exhibit 10.13 to 3/94 10-Q)
  *10.14      -- Letter Agreement, dated April 15, 1994, between TWA and Richard P. Magurno relating to employment by TWA (Exhibit 10.14 to 3/94 10-Q)
  *10.15      -- Letter Agreement, dated June 29, 1994, between TWA and Mark J. Coleman relating to employment by TWA (Exhibit 10.15 to 6/94 10-Q)
  *10.16      -- Form of Indemnification Agreement between TWA and individual members of the TWA
                 Board of Directors relating to indemnification of director (Exhibit 10.16 to
                 6/94 10-Q)
  *10.17      -- Form of Stock Appreciation Right Agreement between TWA and certain executive officers of TWA relating to the grant of certain stock appreciation rights
                 (Exhibit 10.17 to 6/94 10-Q)
  *10.18      -- Letter Agreement, dated August 10, 1994, between TWA and Robert H. Wilson
                 ("Wilson") relating to a severance agreement between TWA and Wilson (Exhibit
                 10.18 to 6/94 10-Q)
  10.19       -- Letter Agreement, dated August 30, 1994, between TWA and Robert A. Peiser relating to employment by TWA(1)
  10.20.1     -- Purchase Agreement, dated as of December 15, 1993 between TWA and Pacific
                 AirCorp DC9, Inc. with respect to aircraft N927L and N928L(1)
  10.20.2     -- Lease Agreement 927, dated as of December 15, 1993, between Pacific AirCorp DC9,
                 Inc. and TWA with respect to aircraft N927L(1)
  10.20.3     -- Lease Agreement 928, dated as of December 15, 1993, between Pacific AirCorp DC9,
                 Inc. and TWA with respect to aircraft N928L(1)
  10.21.1     -- Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.), Inc. dated
                 March 31, 1994, with respect to aircraft N950U(1)
  10.21.2     -- Aircraft Purchase Agreement between TWA and Mitsui & Co. (U.S.A.), Inc., dated
                 March 31, 1994, with respect to aircraft N953U(1)
  10.21.3     -- Lease Agreement, dated as of March 31, 1994 between Mitsui & Co. (U.S.A.), Inc.
                 and TWA with respect to aircraft N950U and N953U(1)
  10.21.4     -- Aircraft Purchase Agreement between TWA and McDonnell Douglas Finance
                 Corporation, dated March 31, 1994, with respect to aircraft N951U(1)
  10.21.5     -- Aircraft Purchase Agreement between TWA and McDonnell Douglas Finance
                 Corporation, dated March 31, 1994, with respect to aircraft N952U(1)

  10.21.6     -- Lease Agreement, dated as of March 31, 1994 between McDonnell Douglas Finance
                 Corporation and TWA with respect to aircraft N951U and N952U(1)
  10.22.1     -- Aircraft Purchase Agreement, dated March 31, 1994, between McDonnell Douglas
                 Finance Corporation and TWA with respect to aircraft N306TW (formerly N534AW)(1)
  10.22.2     -- Purchase Money Chattel Mortgage, dated as of March 31, 1994, by TWA, as
                 Mortgagor, and McDonnell Douglas Finance Corporation, as Mortgagee, with respect to N306TW (formerly N534AW)(1)
  10.22.3     -- Chattel Mortgage, dated as of March 31, 1994 by TWA as Mortgagor, in favor of
                 McDonnell Douglas Finance Corporation, as Mortgagee, with respect to aircraft
                 N306TW (formerly N534AW)(1)
  10.23       -- Commuter Air Service Agreement dated July 22, 1992, between TWA and Trans World
                 Express, Inc.(1)
  10.24       -- Commuter Air Service Agreement dated October 27, 1993, between TWA and Alpha
                 Air(1)
  10.25       -- Air Service Agreement dated October 1, 1994, between TWA and Trans States
                 Airlines, Inc.(1)
  10.26       -- Consulting Agreement between TWA and Fieldstone, Private Capital Group, L.P.
                 dated July 11, 1994(1)
  10.27       -- Consulting Agreement dated July 15, 1994, between TWA and Simat, Helliesen &
                 Eichner, Inc.(1)
  10.28.1     -- Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and
                 Browsh & Associates, Inc.(1)
  10.28.2     -- Agreement for Purchase and Sale dated as of August 29, 1994, between TWA and
                 Travel Marketing Holding Corporation(1)
  10.29.1     -- Term Sheet dated September 13, 1994 relative to sale of Midcoast Aviation, Inc.
                 executed by Midcoast Aviation, Inc. and Sabreliner Corporation(1)
  10.29.2     -- Acquisition Agreement dated as of October 31, 1994 relative to the sale of
                 Midcoast Aviation, Inc. executed by Midcoast Aviation, Inc., and Sabreliner
                 Corporation(1)
  *10.29.3    -- Addendum to Stock Purchase Agreement (identified in 10.29.2) dated October 31,
                 1994 (Exhibit 10.29.3 to 9/94 10-Q)
  *10.29.4    -- Addendum to Stock Purchase Agreement (identified in 10.29.2) dated November 2,
                 1994 (Exhibit 10.29.4 to 9/94 10-Q)
  10.30       -- Acquisition Agreement for sale of Airport Terminal Services, Inc. dated
                 September 9, 1994, among TWA, Airport Terminal Services, Inc., Richard S. Hawes,
                 III, Richard B. Hawes, and Midcoast Aviation, Inc.(1)
  10.31.1     -- Form of Agreement dated as of August 31, 1994, between TWA and the Air Line
                 Pilots Association, International(1)
  10.31.2     -- Form of Agreement dated as of September 1, 1994, between TWA and the
                 International Association of Machinists and Aerospace Workers(1)
  10.31.3     -- Form of Agreement dated as of September 1, 1994, between TWA and the Independent
                 Federation of Flight Attendants(1)
  *10.31.4    -- Form of Agreement dated as of September 1, 1994, between TWA and the Transport
                 Workers Union of America (Exhibit 10.31.4 to 9/94 10-Q)
  10.32.1     -- Trust Agreement dated as of August 24, 1994 between and among TWA, the
                 International Association of Machinists and Aerospace Workers, the Independent
                 Federation of Flight Attendants, the Air Line Pilots Association, International,
                 United States Trust Company of New York(1)

  10.32.2     -- Stock Pledge and Intercreditor Agreement dated as of August 24, 1994 among TWA,
                 TWA Stock Holding Company, Inc. and United States Trust Company of New York(1)
  10.33.1     -- Key Employee Stock Incentive Plan(1)
  10.33.2     -- Form of Option Agreements for options issued pursuant to the 1994 Key Employee
                 Stock Incentive Plan(1)
  10.34       -- Form of Pledge and Security Agreement dated as of August 23, 1995 by TWA Gate
                 Holdings, Inc. in favor of First Security Bank of Utah, National Association, as
                 trustee for the 12% Senior Preferred Stock(1)
  *10.35      -- Letter Agreement, dated January 25, 1995 between TWA and Don Monteath relating to employment by TWA and March 9, 1995 letter amending such Agreement (Exhibit
                 10.35 to '94 10-K)
  *10.36      -- Letter Agreement, dated March 24, 1995 between TWA and Joseph R. Vilmain relating to employment by TWA (Exhibit 10.36 to 6/95 10-Q)
  *10.37      -- Extension, Refinancing and Consent Agreement between TWA, Karabu Corp, Pichin
                 Corp, and Carl C. Icahn and the "Icahn Entities" dated as of June 14, 1995
                 (Exhibit 10.37 to 9/95 10-Q)
  *10.37.1    -- Karabu Ticket Program Agreement between TWA and Karabu Corp. dated as of June
                 14, 1995 (Exhibit 10.37.1 to 12/95 10-K)
  *10.38      -- Trans World Airlines, Inc. Stock Purchase Warrant to Purchase Shares of Common
                 Stock, dated August 23, 1995 (Exhibit 10.38 to 9/95 10-Q)
  *10.39      -- Stand-By Purchase Agreement dated as of August 8, 1995 between Trans World
                 Airlines, Inc., M.D. Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass Re/Enterprise International Ltd. a British Virgin
                 Islands Company (Exhibit 10.39 to 9/95 10-Q)
  *10.40      -- Voucher Purchase Agreement dated as of October 18, 1995 between TWA and M.D.
                 Sass Re/Enterprise Partners L.P., a Delaware limited partnership and M.D. Sass
                 Re/Enterprise International Ltd. a British Virgin Islands Company (Exhibit 10.40
                 to 9/95 10-Q)
  *10.41      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
                 Elliott Associates L.P., a Delaware limited partnership (Exhibit 10.41 to 9/95
                 10-Q)
  *10.42      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
                 Westgate International L.P., a Cayman Islands limited partnership (Exhibit 10.42 to 9/95 10-Q)
  *10.43      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
                 United Equities (Commodities) Company, a New York general partnership (Exhibit
                 10.43 to 9/95 10-Q)
  *10.44      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and Grace
                 Brothers, Ltd., an Illinois limited partnership (Exhibit 10.44 to 9/95 10-Q)
  *10.45      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and First
                 Capital Alliance, L.P., an Illinois limited partnership (Exhibit 10.45 to 9/95
                 10-Q)
  *10.46      -- Equity Rights Put Agreement dated as of September 15, 1995 between TWA and
                 Romulus Holdings Corp. a Delaware Corporation (Exhibit 10.46 to 9/95 10-Q)
  *10.47      -- Letter Agreement, dated August 22, 1995 between TWA and Marilyn M. Hoppe relating to employment by TWA (Exhibit 10.47 to 9/95 10-Q)
  *10.48      -- Purchase Agreement, dated February 9, 1996 between The Boeing Company and TWA relating to Boeing Model 757-231 Aircraft (Purchase Agreement Number 1910)
                 (Exhibit 10.48 to 12/31/95 Form 10-K/A)

  *10.49      -- Employee Stock Incentive Program dated as of August 23, 1995 by TWA (Exhibit
                 10.49 to 12/31/95 Form 10-K)
   10.50      -- Registration Rights Agreement dated March 22, 1996 between TWA and PaineWebber
                 Incorporated and Alex. Brown & Sons Incorporated, as initial purchasers(3)
   10.51      -- Trans World Airlines, Inc. 1995 Outside Directors' Stock Ownership and Stock
                 Option Plan(3)
   12         -- Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                 Dividends(3)
   23.1       -- Consent of KPMG Peat Marwick LLP
   23.2       -- Consent of Smith, Gambrell & Russell, counsel of the Registrant (included in
                 Exhibit 5)(3)
   24         -- Powers of Attorney(3)


- ---------------

  * Incorporated by reference
(1) Incorporated herein by reference to the exhibit of the same number in the Registrant's Registration Statement on Form S-4, Registration Number 33-84944.
(2) Incorporated herein by reference to Exhibit 3.1.3 to the Registrant's Registration Statement on Form S-4, Registration Number 33-84944.

(3) Previously filed with this Registration Statement on May 31, 1996.


REPORTS ON FORM 8-K

     None

ITEM 17.  UNDERTAKINGS

     A. Undertaking Pursuant to Rule 415

     The Company hereby undertakes:

          (1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act); that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Undertaking in Respect of Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF ST. LOUIS, STATE OF MISSOURI, ON JULY 9, 1996.


                                          TRANS WORLD AIRLINES, INC.

                                          By:         JEFFREY H. ERICKSON
                                             ---------------------------------
                                                    Jeffrey H. Erickson,
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURES                               TITLE                    DATE
- -----------------------------------------------  --------------------------  ------------------
           /s/  JEFFREY H. ERICKSON              President, Chief Executive        July 9, 1996
- -----------------------------------------------    Officer and Director
              Jeffrey H. Erickson

               /s/  JODY A. RUTH                 Vice President and                July 9, 1996
- -----------------------------------------------    Controller
                 Jody A. Ruth

                       *                         Chairman of the Board             July 9, 1996
- -----------------------------------------------
               Thomas F. Meagher

                       *                         Director                          July 9, 1996
- -----------------------------------------------
               John W. Bachmann

                       *                         Director                          July 9, 1996
- ----------------------------------------------
              William F. Compton

                       *                         Director                          July 9, 1996
- -----------------------------------------------
               Eugene P. Conese

                       *                         Director                          July 9, 1996
- -----------------------------------------------
              William M. Hoffman

                       *                         Director                          July 9, 1996
- -----------------------------------------------
               Gerald L. Gitner

                                                 Director
- -----------------------------------------------
              Thomas H. Jacobsen

                       *                         Director                          July 9, 1996
- -----------------------------------------------
          Jewel LaFontant-Mankarious

                       *                         Director                          July 9, 1996
- -----------------------------------------------
                 Myron Kaplan

                  SIGNATURES                               TITLE                    DATE
- -----------------------------------------------  --------------------------  ------------------
                       *                         Director                          July 9, 1996
- -----------------------------------------------
               James A. Lawrence
                                                 Director
- -----------------------------------------------
              William O'Driscoll
                       *                         Director                          July 9, 1996
- -----------------------------------------------
             G. Joseph Reddington
                       *                         Director                          July 9, 1996
- -----------------------------------------------
               Lawrence K. Roos
                       *                         Director                          July 9, 1996
- -----------------------------------------------
            William W. Winpisinger
* Signed pursuant to power of attorney:
               /s/  RICHARD P. MAGURNO
- -----------------------------------------------
Richard P. Magurno,
as Attorney-in-Fact
               /s/  MICHAEL J. PALUMBO           Vice President and                July 9, 1996
- -----------------------------------------------    Treasurer
              Michael J. Palumbo                   (principal financial
                                                   officer)

                               INDEX TO EXHIBITS


                                                                                        SEQUENTIALLY
EXHIBIT NO.                                   DESCRIPTION                               NUMBERED PAGE
- -----------       --------------------------------------------------------------------  -------------
4.16          --  Form of Indenture Relating to TWA's 8% Convertible Subordinated
                  Debentures Due 2006.................................................
23.1          --  Consent of KPMG Peat Marwick LLP....................................